                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-67770
PROSPECTUS SUPPLEMENT DATED OCTOBER 30, 2001
(TO PROSPECTUS DATED AUGUST 30, 2001)

                                  [KRAFT LOGO]
                                KRAFT FOODS INC.

                      $1,250,000,000 4 5/8% NOTES DUE 2006
                      $2,000,000,000 5 5/8% NOTES DUE 2011
                      $  750,000,000 6 1/2% NOTES DUE 2031
                            ------------------------

     Interest on the notes is payable semiannually on May 1 and November 1 of each year, beginning May 1, 2002. We may not redeem the notes prior to maturity unless specified events occur involving United States taxation. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

     The notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Offering Restrictions."

     We have applied to have the notes listed on the Luxembourg Stock Exchange.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                     PUBLIC                   UNDERWRITING              PROCEEDS TO KRAFT
                                 OFFERING PRICE                 DISCOUNT                (BEFORE EXPENSES)
                           --------------------------    -----------------------    --------------------------
                           PER NOTE        TOTAL         PER NOTE       TOTAL       PER NOTE        TOTAL
                           --------    --------------    --------    -----------    --------    --------------
4 5/8% Notes due 2006       99.850%    $1,248,125,000     0.350%     $ 4,375,000     99.500%    $1,243,750,000
5 5/8% Notes due 2011       99.947%    $1,998,940,000     0.450%     $ 9,000,000     99.497%    $1,989,940,000
6 1/2% Notes due 2031       99.425%    $  745,687,500     0.875%     $ 6,562,500     98.550%    $  739,125,000
                                       --------------                -----------                --------------
Combined Total                         $3,992,752,500                $19,937,500                $3,972,815,000
                                       --------------                -----------                --------------

     The public offering prices set forth above do not include accrued interest. Interest will accrue from November 2, 2001.

                            ------------------------

     The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company, Clearstream or Euroclear, on or about November 2, 2001.

                            ------------------------

                               Joint Book-Runners

JPMORGAN                                                         LEHMAN BROTHERS
                            ------------------------

                               Senior Co-Managers

ABN AMRO INCORPORATED            BNP PARIBAS           DEUTSCHE BANC ALEX. BROWN
HSBC                          SALOMON SMITH BARNEY         SG INVESTMENT BANKING

                            ------------------------

                                  Co-Managers

BANC ONE CAPITAL             ORMES CAPITAL          MURIEL SIEBERT         THE WILLIAMS CAPITAL
  MARKETS, INC.              MARKETS, INC.            & CO., INC.                   GROUP, L.P.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT......   S-1
SUMMARY OF THE OFFERING...............   S-2
THE COMPANY...........................   S-3
RECENT DEVELOPMENTS...................   S-8
USE OF PROCEEDS.......................   S-9
RATIO OF EARNINGS TO FIXED CHARGES....   S-9
CAPITALIZATION........................  S-10
SUMMARY HISTORICAL AND PRO FORMA
  FINANCIAL AND OTHER DATA............  S-11
MANAGEMENT............................  S-13
DESCRIPTION OF NOTES..................  S-14
UNDERWRITING..........................  S-21
OFFERING RESTRICTIONS.................  S-22
EXPERTS...............................  S-25
LEGAL OPINIONS........................  S-26
LISTING AND GENERAL INFORMATION.......  S-26

PROSPECTUS

ABOUT THIS PROSPECTUS...................    1
RISK FACTORS............................    1
WHERE YOU CAN FIND MORE INFORMATION.....    1
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS............    2
THE COMPANY.............................    3
RATIO OF EARNINGS TO FIXED CHARGES......    3
USE OF PROCEEDS.........................    4
DESCRIPTION OF DEBT
  SECURITIES............................    4
DESCRIPTION OF DEBT
  WARRANTS..............................   16
CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS........................   18
PLAN OF DISTRIBUTION....................   26
EXPERTS.................................   28
LEGAL OPINIONS..........................   28

                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH THE ATTACHED PROSPECTUS, YOU SHOULD RELY ON THIS PROSPECTUS SUPPLEMENT. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF KRAFT FOODS INC. SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS, OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, J.P. MORGAN SECURITIES INC. AND LEHMAN BROTHERS INC. OR THEIR RESPECTIVE AFFILIATES MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. IN ANY JURISDICTION WHERE THERE CAN ONLY BE ONE STABILIZING AGENT, LEHMAN BROTHERS INC. OR ITS AFFILIATES SHALL EFFECT SUCH TRANSACTIONS. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME AND WILL BE CARRIED OUT IN COMPLIANCE WITH THE APPLICABLE LAWS, REGULATIONS AND RULES.

                            ------------------------

     The distribution of this prospectus supplement and the attached prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the attached prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the attached prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See "Offering Restrictions" in this prospectus supplement.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the attached prospectus. If information in this prospectus supplement is inconsistent with the attached prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the attached prospectus.

     It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" in the attached prospectus.

     This prospectus supplement and the attached prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. We accept responsibility for the information contained in this prospectus supplement and the attached prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representations as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the attached prospectus.

     We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Banque Generale du Luxembourg.

     Copies of this prospectus supplement, the attached prospectus, the indenture, the underwriting agreement, our Current Report on Form 8-K filed with the SEC on August 10, 2001 where you can find our audited combined financial statements for the years ended December 31, 1999 and 2000, our quarterly report on Form 10-Q for the quarter ended June 30, 2001 filed with the SEC, and our Current Report on Form 8-K filed with the SEC on October 18, 2001, and all future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, will be available free of charge at the office of our Luxembourg paying agent so long as any of the notes are outstanding and listed on the Luxembourg Stock Exchange. These documents include audited combined financial statements and unaudited combined and consolidated quarterly financial statements. Future financial statements will also be available free of charge from the paying agent in Luxembourg when they are prepared. We do not prepare unconsolidated financial statements.

     Trademarks and servicemarks in this prospectus supplement and the attached prospectus appear in bold italic type and are the property of or licensed by our subsidiaries.

     Kraft Foods Inc. is a holding company incorporated in Virginia on December 7, 2000. Its two principal subsidiaries are Kraft Foods North America, Inc. and Kraft Foods International, Inc. In this prospectus supplement, we use the terms "Kraft," "we," "our" and "us" when we do not need to distinguish among these entities or when any distinction is clear from the context. Otherwise, we use the terms "Kraft Foods Inc.," "Kraft Foods North America" and "Kraft Foods International." The term "Philip Morris" refers to our parent, Philip Morris Companies Inc. The term "Nabisco" refers to Nabisco Holdings Corp. and its subsidiaries. On July 29, 2001, Nabisco and its wholly-owned subsidiary, Nabisco, Inc., were merged with and into Kraft Foods North America.

     References herein to "$" and "dollars" are to United States dollars, and all financial data included herein or incorporated by reference, other than EBITDA, underlying operating companies income and underlying operating companies income margin, have been presented in accordance with accounting principles generally accepted in the United States of America.

                            SUMMARY OF THE OFFERING

Issuer.....................  Kraft Foods Inc.

Securities Offered.........  $1,250,000,000 total principal amount of 4 5/8%
                             notes due 2006, maturing November 1, 2006.

                             $2,000,000,000 total principal amount of 5 5/8% notes due 2011, maturing November 1, 2011.

                             $750,000,000 total principal amount of 6 1/2% notes due 2031, maturing November 1, 2031.

Interest Rates.............  The notes due 2006 will bear interest from November
                             2, 2001 at the rate of 4 5/8% per annum.

                             The notes due 2011 will bear interest from November 2, 2001 at the rate of 5 5/8% per annum.

                             The notes due 2031 will bear interest from November 2, 2001 at the rate of 6 1/2% per annum.

Interest Payment Dates.....  May 1 and November 1 of each year, beginning on May
                             1, 2002.

Long-Term Senior Unsecured
Debt Ratings*..............  Standard & Poor's: A-
                             Moody's: A2
                             Fitch: A

Ranking....................  The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness.

Redemption of Notes for
Tax Reasons................  We may redeem all, but not part, of the notes of each series upon the occurrence of specified tax events described under the heading "Description of Notes -- Redemption for Tax Reasons" in this prospectus supplement.

Covenants..................  We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:

                                  -- incur debt secured by liens; and

                                  -- engage in sale/leaseback transactions.

Use of Proceeds............  We intend to use the net proceeds of approximately
                             $3,972,815,000 to repay a portion of our existing indebtedness to Philip Morris.

Listing....................  Application has been made to list the notes on the
                             Luxembourg Stock Exchange.

Clearance and Settlement...  The notes will be cleared through The Depository
                             Trust Company, Clearstream and Euroclear.

Luxembourg Paying and
Transfer Agent.............  Chase Manhattan Bank Luxembourg S.A.

Governing Law..............  State of New York.

* Ratings are not a recommendation to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and, therefore, a prospective purchaser should check the current ratings before purchasing the notes.

                                  THE COMPANY

     We are the largest branded food and beverage company headquartered in the United States and the second largest in the world based on 2000 revenue on a pro forma basis for our acquisition of Nabisco. We have a superior brand portfolio created and supported through dynamic product innovation, worldclass marketing, experienced management, global scale and strategic acquisitions. Our brands are sold in more than 140 countries and, according to A.C. Nielsen, are enjoyed in over 99% of the households in the United States. Consumers of all ages around the world enjoy our brands, whether at home or away from home, across the entire spectrum of food and beverage occasions: breakfast, lunch, dinner and snacks.

     In December 2000, to expand our global presence and to strengthen our position in the fast growing snacks consumer sector, we acquired Nabisco, the largest manufacturer and marketer of cookies and crackers in the world based on retail sales. Together with Nabisco, we would have reported 2000 pro forma revenue of $34.7 billion and 2000 pro forma earnings before interest, income taxes, depreciation and amortization of $6.3 billion, had the acquisition been completed on January 1, 2000.

     Our portfolio includes 61 brands with 2000 revenue over $100 million, accounting for 75% of our 2000 pro forma revenue. Seven of our brands, listed below, had 2000 revenue over $1 billion, accounting for 40% of our 2000 pro forma revenue:

     - KRAFT -- the #1 cheese brand in the world, as well as our best known brand for salad and spoonable dressings, packaged dinners, barbecue sauce and other products;

     - NABISCO -- the umbrella brand for the #1 cookie and cracker business in the world, including nine of our $100 million brands;

     -     OSCAR MAYER -- the #1 processed meats brand in the United States;

     -     POST -- the #3 brand of ready-to-eat cereals in the United States;

     -     MAXWELL HOUSE -- one of the leading coffee brands in the world;

     -     PHILADELPHIA -- the #1 cream cheese brand in the world; and

     -     JACOBS -- the #1 roast and ground coffee brand in Western Europe.

     We conduct our global food business through two units. Kraft Foods North America operates in the United States, Canada and Mexico and accounted for $25.3 billion, or 73%, of our 2000 pro forma revenue. Kraft Foods International, which operates in 63 countries and sells its products in more than 140 countries, accounted for $9.4 billion, or 27%, of our 2000 pro forma revenue.

     In the United States, for the twelve months ended June 30, 2001, based on dollar shares, we held the #1 share position in 22 of our 25 core categories or, based on volume or equivalent unit shares, in 21 of these 25 categories. In addition, based on volume or equivalent unit shares, we held the #1 share position in 21 of our 25 core international country categories. We strive to be the category leader in all of our principal markets. Category leaders often achieve higher margins than other category participants, due to the benefits of scale, consumer loyalty and retail customer emphasis that are frequently associated with category leadership.

                            ------------------------

     Our principal executive offices are located at Three Lakes Drive, Northfield, Illinois 60093 and our telephone number is (847) 646-2000.

                            ------------------------

OUR GOALS, STRENGTHS AND STRATEGIES

Our Goals

     Our long-term mission is to be recognized as the undisputed leader of the global food and beverage industry. To that end, we strive to be:

     -     the first choice of our consumers;

     -     an indispensable partner to our retailers and other customers;

     -     the most desired partner for strategic alliances;

     -     the employer of choice in our industry;

     -     a responsible citizen in our communities; and

     - a consistent producer of industry-leading financial performance and returns for our investors.

Our Strengths

     Our strengths are:

     - OUR SUPERIOR BRAND PORTFOLIO -- our brands enjoy consumer loyalty, trust and satisfaction, and offer our retail customers a strong combination of growth and profitability;

     - OUR INNOVATIVE PRODUCTS SUPPORTED BY WORLDCLASS MARKETING -- we nurture the growth of our brands by developing new and innovative products and line and geographic extensions and supporting them with effective advertising and promotions;

     - OUR SUCCESSFUL PORTFOLIO MANAGEMENT -- a key contributor to our growth and financial returns has been our proven ability to strengthen our portfolio through acquisitions and divestitures;

     - OUR GLOBAL SCALE -- our size and scope enable us to be more efficient and effective in serving our customers worldwide and to expand our brands geographically while reducing costs and improving productivity and margins; and

     - OUR MANAGEMENT'S PROVEN ABILITY TO EXECUTE -- we have an experienced management team committed to achieving superior performance.

Our Strategies

     We intend to create superior value for our investors by continuing to execute our proven growth and operating strategies. We achieve significant benefits from our scale by applying the following strategies across our entire global organization:

     -     ACCELERATE GROWTH OF CORE BRANDS -- grow our brands by:

           -- focusing on consumer sectors with attractive growth characteristics;

           -- addressing consumer needs, including convenience and health and wellness;

           -- expanding our presence in faster growing distribution channels;
              and

           -- targeting attractive demographic and economic segments in each market;

     - DRIVE GLOBAL CATEGORY LEADERSHIP -- attain and expand the leading position in our categories across our key markets in order to capture a higher share of each category's growth and profit;

     - OPTIMIZE OUR PORTFOLIO -- actively manage our business and brand portfolio through acquisitions, divestitures and licensing arrangements to improve the growth profile and profitability of our business;

     - MAXIMIZE OPERATING EFFICIENCY -- drive excess costs and unproductive assets out of our system and realize synergies from our acquisition of Nabisco, while emphasizing product quality and customer service; and

     - BUILD EMPLOYEE AND ORGANIZATIONAL EXCELLENCE -- invest significant resources in training, development and career management and utilize employee measurement and compensation systems, all designed to achieve our success in the marketplace.

                            ------------------------

     In the United States, based on dollar shares, we hold the #1 share position in 22 of our 25 core categories or, based on volume or equivalent unit shares, in 21 of these 25 categories. Our 25 core United States categories are those for which we regularly report our performance to senior management and to our board of directors.

                           KRAFT FOODS NORTH AMERICA
       25 U.S. CORE CATEGORIES FOR THE TWELVE MONTHS ENDED JUNE 30, 2001

                                                                                 OUR U.S.           OUR U.S.
                             DOLLAR/VOLUME                                       CATEGORY           CATEGORY
CONSUMER SECTOR/CATEGORY      SHARE RANK     MAJOR BRANDS                    DOLLAR SHARE (%)   VOLUME SHARE (%)
------------------------     -------------   ------------                    ----------------   ----------------
SNACKS
  Cookies                          #1        OREO, CHIPS AHOY!                     40.5%              35.5%
  Crackers                         #1        RITZ, PREMIUM                         50.5               45.2
  Ready-to-Eat
     Refrigerated Desserts         #1        JELL-O                                56.6               54.5
  Snack Nuts                       #1        PLANTERS                              46.4               44.6
  Sugar Confectionery              #1/#2     LIFE SAVERS, ALTOIDS, FARLEYS         19.4               16.6

BEVERAGES
  Aseptic Juice Drinks             #1        CAPRI SUN, TANG                       43.1               48.3
  Coffee                           #2        MAXWELL HOUSE                         33.5               31.1
  Powdered Soft Drinks             #1        KOOL-AID, CRYSTAL LIGHT               84.1               80.8

CHEESE
  Cream Cheese                     #1        PHILADELPHIA                          67.0               61.3
  Grated Cheese                    #1        KRAFT                                 54.7               49.5
  Natural Cheese                   #1        KRAFT                                 27.7               24.2
  Process Cheese Loaves            #1        VELVEETA                              87.1               83.8
  Process Cheese Slices            #1        KRAFT                                 55.1               47.0

GROCERY
  Dry Packaged Desserts            #1        JELL-O                                82.0               78.6
  Frozen Whipped Toppings          #1        COOL WHIP                             72.2               67.1
  Ready-to-Eat Cereals             #3        POST                                  16.0               16.1
  Salad Dressings                  #1        KRAFT                                 31.6               32.8
  Spoonable Dressings              #1        KRAFT, MIRACLE WHIP                   46.1               44.7
  Steak Sauces                     #1        A.1                                   59.9               48.8

CONVENIENT MEALS
  Bacon                            #1        OSCAR MAYER, LOUIS RICH               19.2               13.8
  Cold Cuts                        #1        OSCAR MAYER, LOUIS RICH               31.5               30.9
  Frozen Pizza                     #1        DIGIORNO, TOMBSTONE                   38.3               38.3
  Hot Dogs                         #2        OSCAR MAYER, LOUIS RICH               21.4               17.3
  Lunch Combinations               #1        LUNCHABLES                            75.9               80.2
  Macaroni & Cheese Dinners        #1        KRAFT                                 82.4               71.5

---------------
Note: U.S. share data are supplied by A.C. Nielsen or Information Resources Inc. and reflect grocery stores, supercenters and mass merchandisers; share data do not include all retail outlets. All share data are for the twelve-month period ended June 30, 2001 or, where not available as of such date, for the date, in the month of June, closest to June 30, 2001 for which such data are available.

     We hold the #1 share position, based on volume or equivalent unit shares, in 21 of our 25 core international country categories. Our 25 core international country categories are those for which we regularly report our performance to senior management and to our board of directors.

                           KRAFT FOODS INTERNATIONAL
      25 CORE COUNTRY CATEGORIES FOR THE TWELVE MONTHS ENDED JUNE 30, 2001

                                                 SHARE                            OUR CATEGORY
CONSUMER SECTOR/CATEGORY   COUNTRY               RANK    MAJOR BRANDS           VOLUME SHARE (%)
------------------------   -------               -----   ------------           ----------------
SNACKS
  Biscuits                 Argentina              #1     TERRABUSI                    28.2%
  Biscuits                 Venezuela              #1     CLUB SOCIAL                  44.5
  Chocolate                Austria                #1     MILKA                        48.0
  Chocolate                Belgium                #1     COTE D'OR                    31.2
  Chocolate                France                 #2     MILKA, COTE D'OR             14.6
  Chocolate                Germany                #3     MILKA                        11.1
  Chocolate                Norway                 #1     FREIA                        52.9
  Chocolate                Sweden                 #1     MARABOU                      50.0
  Salty Snacks             Scandinavia/Finland    #1     ESTRELLA                     35.7

BEVERAGES
  Coffee                   France                 #1     CARTE NOIRE                  40.9
  Coffee                   Germany                #1     JACOBS                       25.3
  Coffee                   Poland                 #1     JACOBS                       18.6
  Coffee                   Sweden                 #1     GEVALIA                      43.6
  Coffee                   United Kingdom         #2     KENCO, MAXWELL HOUSE         21.5
  Powdered Soft Drinks     Argentina              #1     TANG, CLIGHT                 70.5
  Powdered Soft Drinks     Brazil                 #1     TANG, CLIGHT                 51.7

CHEESE
  Cream Cheese             Germany                #2     PHILADELPHIA                 21.1
  Cream Cheese             Italy                  #1     PHILADELPHIA                 63.4
  Cream Cheese             United Kingdom         #1     PHILADELPHIA                 60.6
  Process Cheese           Australia              #1     KRAFT Singles                48.9
  Process Cheese Slices    Italy                  #1     KRAFT SOTTILETTE             56.4
  Process Cheese           United Kingdom         #1     KRAFT DAIRYLEA               45.6

GROCERY
  Spoonable Dressings      Germany                #1     MIRACEL WHIP                 33.3
  Yeast Spreads            Australia              #1     VEGEMITE                     88.3

CONVENIENT MEALS
  Canned Beef              Italy                  #1     SIMMENTHAL                   61.8

---------------
Note: International share data are supplied by A.C. Nielsen, except for Venezuelan biscuits and Italian canned beef share data, which are supplied by Information Resources Inc.; share data do not include all retail outlets. All share data are for the twelve-month period ended June 30, 2001 or, where not available as of such date, for the date, in the month of June, closest to June 30, 2001 for which such data are available.

RELATIONSHIP WITH PHILIP MORRIS

     Philip Morris owns 49.5% of our outstanding Class A common stock and 100% of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share. As a result, Philip Morris controls 97.7% of the combined voting power of all of our outstanding common stock. For as long as Philip Morris continues to own shares of common stock representing more than 50% of the combined voting power of our common stock, it will be able to direct the election of all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock.

     We have agreed with Philip Morris that so long as it holds more than 50% of our outstanding common stock, our board of directors will have three members designated by Philip Morris and four members who are not otherwise affiliated with us or with Philip Morris. Two other members of our nine-person board of directors are executive officers of Kraft.

     Various legal actions, proceedings and claims relating to tobacco products are pending or may be instituted against operating subsidiaries of Philip Morris that are engaged in the manufacture and sale of cigarettes and also against Philip Morris. If plaintiffs were successful in holding Philip Morris responsible, shares of our Class A or Class B common stock that are owned by Philip Morris would be among the assets of Philip Morris available to satisfy these liabilities. Because Kraft Foods Inc. and its subsidiaries are separate corporations that have not engaged in the business of manufacturing and selling cigarettes, we believe that the risk that our assets could be attached to satisfy these liabilities is remote.

                              RECENT DEVELOPMENTS

THIRD QUARTER FINANCIAL RESULTS

     On October 16, 2001, we announced our financial results for the three months ended September 30, 2001. On a reported basis, compared with our results for the third quarter of 2000, worldwide volume increased 34.6%; operating revenues increased 29.6% to $8.1 billion; and operating companies income increased 17.5% to $1.5 billion, reflecting the acquisition of Nabisco. Net earnings decreased 8.2% to $503 million and diluted earnings per share decreased 23.7% to $0.29 as a result of higher interest expense and goodwill amortization from the Nabisco acquisition. Included in reported results for the third quarter of 2001 are $37 million of costs to consolidate production lines in the United States. These costs are part of the previously disclosed $200 million to $300 million in estimated charges for Kraft site closures, reconfigurations and other consolidation programs associated with integrating Kraft and Nabisco.

VOLUNTARY RETIREMENT PROGRAM

     On October 26, 2001, we announced a voluntary retirement program for certain salaried employees in the United States as part of our integration with Nabisco. We estimate that our workforce will be reduced by approximately 1,000 employees as a result of this program. We estimate that the program will result in a total pre-tax charge of approximately $160 million in the first quarter of 2002. Of this amount, we estimate that the program will result in a $20 million to $25 million reduction in operating cash flow in the first quarter of 2002. The estimated $160 million pre-tax charge is part of the previously disclosed $200 million to $300 million in estimated charges for Kraft site closures, reconfigurations and other consolidation programs associated with integrating Kraft and Nabisco.

NATIONAL CHEESE EXCHANGE LITIGATION

     Our subsidiaries are parties to a variety of legal proceedings arising out of the normal course of business, including the matters discussed under the caption "Legal Proceedings" in our quarterly report on

Form 10-Q for the quarter ended June 30, 2001, which is incorporated herein by reference. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on our results of operations or financial position. The following updates disclosure included in our quarterly report on Form 10-Q for the quarter ended June 30, 2001 with respect to certain pending litigation.

     Since 1996, seven putative class actions have been filed by various dairy farmers alleging that we and others engaged in a conspiracy to fix and depress the prices of bulk cheese and milk through their trading activity on the National Cheese Exchange. Plaintiffs seek injunctive and equitable relief and unspecified treble damages. Two of the actions were voluntarily dismissed by plaintiffs after class certification was denied. Three cases were consolidated in state court in Wisconsin, and in November 1999, the court granted our motion for summary judgment. In June 2001, the Wisconsin Court of Appeals affirmed the trial court's ruling, but, on October 23, 2001, the Wisconsin Supreme Court granted the plaintiffs' petition for further review. Our motions to dismiss were granted in the cases pending in Illinois state court and in the United States District Court of the Central District of California. Appellate courts have reversed and remanded both cases for further proceedings. No classes have been certified in any of the cases.

                                USE OF PROCEEDS

     In anticipation of this offering, our $4.0 billion 7.40% note payable to Philip Morris, originally maturing in December 2002, was converted into a 3.56125% note maturing on November 20, 2001. We issued the 7.40% note in connection with our acquisition of Nabisco. We plan to use the net proceeds of the offering (before expenses), estimated to be approximately $3,972,815,000, to repay a portion of the 3.56125% note.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                                                                      YEAR ENDED DECEMBER 31,
                                        NINE MONTHS ENDED       ------------------------------------
                                        SEPTEMBER 30, 2001      2000    1999    1998    1997    1996
                                        ------------------      ----    ----    ----    ----    ----
Ratios of earnings to fixed charges...         2.9              5.8     5.6     5.7     6.2     5.3

     Earnings available for fixed charges represent earnings before income taxes and cumulative effect of accounting change(s) and fixed charges excluding capitalized interest, net of amortization, reduced by undistributed earnings of our less than 50% owned affiliates. Fixed charges represent interest expense, amortization of debt discount and expenses, capitalized interest, plus that portion of rental expense deemed to be the equivalent of interest.

                                 CAPITALIZATION

     The following table sets forth our capitalization on a consolidated basis as of September 30, 2001. We have presented our capitalization:

     -     on an actual basis; and

     - on an as adjusted basis to reflect the issuance of notes offered hereby and the use of the net proceeds therefrom (before expenses) to repay a portion of our existing indebtedness to Philip Morris. See "Use of Proceeds."

     You should read the following table along with our financial statements and the accompanying notes to those statements and our pro forma condensed combined financial information and accompanying introductions and notes, together with management's discussion and analysis of financial condition and results of operations, that we have incorporated by reference in this prospectus supplement, and our summary historical and pro forma financial and other data included in this prospectus supplement. Since September 30, 2001 to the date of this prospectus supplement, there has not been any material change in the information set forth below.

                                                              AS OF SEPTEMBER 30,
                                                                     2001
                                                              -------------------
                                                                            AS
                                                              ACTUAL     ADJUSTED
                                                              -------    --------
                                                                 (IN MILLIONS)
Short-term borrowings, including current maturities(1)......  $   716    $   716
Short-term obligations payable to Philip Morris(1)..........    2,361      2,361
Long-term obligations payable to Philip Morris(1)...........    9,000      5,027
4 5/8% Notes due 2006.......................................       --      1,250
5 5/8% Notes due 2011.......................................       --      2,000
6 1/2% Notes due 2031.......................................       --        750
Other long-term debt(1).....................................    4,654      4,654
                                                              -------    -------
     Total debt.............................................   16,731     16,758
                                                              -------    -------
Shareholders' equity:
     Preferred stock, no par value, 500,000,000 shares
      authorized; none issued and outstanding...............
     Class A common stock, no par value, 3,000,000,000
      shares authorized; 555,000,000 shares issued and
      outstanding...........................................
     Class B common stock, no par value, 2,000,000,000
      shares authorized; 1,180,000,000 shares issued and
      outstanding...........................................
     Additional paid-in capital.............................   23,655     23,655
     Earnings reinvested in the business....................    2,069      2,069
     Accumulated other comprehensive losses (primarily
      currency translation adjustments).....................   (2,417)    (2,417)
                                                              -------    -------
     Total shareholders' equity.............................   23,307     23,307
                                                              -------    -------
Total capitalization........................................  $40,038    $40,065
                                                              =======    =======

---------------
(1) Certain short-term borrowings and short-term obligations, including our $4.0 billion 3.56125% note maturing on November 20, 2001 payable to Philip Morris, have been reclassified as long-term in reliance on our revolving credit facility which expires in 2006 and our current intention to refinance certain of these borrowings and obligations on a long-term basis. Long-term rates and maturities for such refinancings will vary depending on market conditions at the time of issuance.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

     The following table presents our summary historical and pro forma financial and other data and should be read along with our financial statements and the accompanying notes to those statements and our pro forma condensed combined financial information and accompanying introductions and notes, together with management's discussion and analysis of financial condition and results of operations, that we have incorporated by reference in this prospectus supplement. The unaudited financial information includes all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our results of operations for these periods.

     On December 11, 2000, we acquired Nabisco. We have accounted for the acquisition as a purchase. Nabisco's balance sheet has been consolidated with our balance sheet as of December 31, 2000; however, Nabisco's earnings from December 11, 2000 through December 31, 2000, have not been included in our combined operating results because the amounts were insignificant. Our interest cost of $65 million in 2000 associated with acquiring Nabisco has been included in interest and other debt expense, net, in our combined statement of earnings for the year ended December 31, 2000. Nabisco earnings have been included in our consolidated operating results for the nine months ended September 30, 2001.

     Prior to June 13, 2001, we were a wholly-owned subsidiary of Philip Morris. On June 13, 2001, we completed an initial public offering (the "IPO") of 280,000,000 shares of our Class A common stock at a price of $31.00 per share. The IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion were used to retire a portion of an $11.0 billion long-term note payable to Philip Morris incurred in connection with the acquisition of Nabisco. Subsequently, we repaid the balance of this note with proceeds of commercial paper borrowings.

     Our pro forma as adjusted statement of earnings, cash flow and other data present our pro forma as adjusted results of operations for the year ended December 31, 2000, as if the acquisition of Nabisco had occurred on January 1, 2000 and as if the IPO had been completed on January 1, 2000, with the net proceeds being used to retire a portion of the $11.0 billion long-term note payable to Philip Morris mentioned above.

     Our as adjusted statement of earnings data for the nine months ended September 30, 2001, present our as adjusted results of operations for the nine months ended September 30, 2001, as if the IPO had been completed on January 1, 2001, with the net proceeds being used to retire a portion of the $11.0 billion long-term note payable to Philip Morris mentioned above.

     Our pro forma as adjusted results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated, and the IPO had been completed, on the date indicated, nor are they necessarily indicative of our future operating results. Our as adjusted results are not necessarily indicative of what actually would have occurred if the IPO had been completed on the date indicated.

     We define EBITDA as earnings before interest and other debt expense, net; provision for income taxes; depreciation; and amortization. We believe that EBITDA is a measure commonly used by analysts and investors. Accordingly, we have disclosed this information to permit a more complete analysis of our operating performance. EBITDA should not be considered in isolation or as a substitute for net earnings or other results of operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States as a measure of our profitability or liquidity. EBITDA, as we calculate it, may not be comparable to similarly titled measures reported by other companies.

     We define operating companies income as operating income before amortization of goodwill and corporate expenses. We use this measure to report our segment profitability under accounting principles generally accepted in the United States.

     We also evaluate our operating results and the performance of our businesses by reviewing underlying results, including underlying operating revenue, underlying operating companies income and underlying operating companies income margin. Underlying results reflect the results of our business operations, excluding significant one-time items for employee separation programs, write-downs of property, plant and equipment, estimated sales made in advance of the century date change and gains (losses) on sales of businesses. Underlying results also exclude the operating results of businesses that have been sold. Accordingly, we have disclosed underlying results to permit a more complete analysis of our operating performance.

Underlying operating companies income should not be considered in isolation or as a substitute for net earnings or other results of operations data prepared in accordance with accounting principles generally accepted in the United States.

     We calculate operating companies income margin by dividing operating companies income by operating revenue. We calculate underlying operating companies income margin by dividing underlying operating companies income by underlying operating revenue.

                                                                                          NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                       -----------------------------------------   -------------------------------
                                                                      PRO FORMA
                                                                     AS ADJUSTED                       AS ADJUSTED
                                        1998      1999      2000        2000        2000      2001        2001
                                       -------   -------   -------   -----------   -------   -------   -----------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
  Operating revenue..................  $27,311   $26,797   $26,532     $34,679     $19,649   $25,115     $25,115
  Cost of sales......................   15,544    14,573    13,917      18,266      10,195    12,883      12,883
                                       -------   -------   -------     -------     -------   -------     -------
    Gross profit.....................   11,767    12,224    12,615      16,413       9,454    12,232      12,232
  Marketing, administration and
    research costs...................    7,688     8,106     8,068      10,890       5,964     7,880       7,880
  Amortization of goodwill...........      544       539       535         961         403       719         719
                                       -------   -------   -------     -------     -------   -------     -------
    Operating income.................    3,535     3,579     4,012       4,562       3,087     3,633       3,633
  Interest and other debt expense,
    net..............................      536       539       597       1,348         381     1,189         887
                                       -------   -------   -------     -------     -------   -------     -------
    Earnings before income taxes.....    2,999     3,040     3,415       3,214       2,706     2,444       2,746
  Provision for income taxes.........    1,367     1,287     1,414       1,427       1,120     1,110       1,247
                                       -------   -------   -------     -------     -------   -------     -------
    Net earnings.....................  $ 1,632   $ 1,753   $ 2,001     $ 1,787     $ 1,586   $ 1,334     $ 1,499
                                       =======   =======   =======     =======     =======   =======     =======
  Basic and diluted earnings per
    share............................  $  1.12   $  1.20   $  1.38     $  1.03     $  1.09   $  0.85     $  0.86
                                       =======   =======   =======     =======     =======   =======     =======
  Weighted average number of
    shares...........................    1,455     1,455     1,455       1,735       1,455     1,568       1,735

BALANCE SHEET DATA:
  Goodwill, net of accumulated
    amortization.....................  $16,408   $15,296   $31,584                 $14,837   $31,472
  Total assets.......................   31,391    30,336    52,071                  29,728    51,823
  Short-term borrowings, including
    current maturities...............      109       105       859                     203       716(1)
  Short-term obligations payable to
    Philip Morris....................      342       688       865                     376     2,361(1)
  Long-term obligations payable to
    Philip Morris....................    6,234     6,602    21,407                   6,409     9,000(1)
  Other long-term debt...............      483       433     2,695                     295     4,654(1)
  Shareholders' equity...............   15,134    13,461    14,048                  13,686    23,307

CASH FLOW DATA:
  Cash provided by (used in):
    Operating activities.............  $ 2,324   $ 2,693   $ 3,254                 $ 2,122   $ 1,412
    Investing activities.............     (763)     (669)  (16,138)                   (663)     (723)
    Financing activities.............   (1,565)   (2,031)   12,982                  (1,445)     (700)
  Depreciation and amortization......    1,038     1,030     1,034     $ 1,722         776     1,224
  Capital expenditures...............     (841)     (860)     (906)     (1,151)       (568)     (691)

OTHER DATA:
  Volume (in pounds).................   12,694    12,817    13,130      17,613       9,744    12,996
  EBITDA.............................  $ 4,573   $ 4,609   $ 5,046     $ 6,284     $ 3,863   $ 4,857
  Corporate expenses.................      103       135       208         208         151       141
  Operating companies income:
    Reported.........................    4,182     4,253     4,755       5,731       3,641     4,493
    Underlying.......................    4,108     4,308     4,620       5,620       3,505     4,558
  Operating companies income margin:
    Reported.........................     15.3%     15.9%     17.9%       16.5%       18.5%     17.9%
    Underlying.......................     15.3      16.4      17.4        16.3        17.9      18.2

---------------
(1) Certain short-term borrowings and short-term obligations have been reclassified as long-term in reliance on our revolving credit facility which expires in 2006 and our current intention to refinance certain of these borrowings and obligations on a long-term basis. Long-term rates and maturities for such refinancings will vary depending on market conditions at the time of issuance.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the individuals who serve as directors and executive officers of Kraft Foods Inc. as of October 26, 2001.

                    NAME                                           TITLE
---------------------------------------------  ---------------------------------------------
Ronald J.S. Bell.............................  Group Vice President, Kraft Foods
                                               International and President European Union
                                               Region
Geoffrey C. Bible............................  Director and Chairman
Louis C. Camilleri...........................  Director
Calvin J. Collier............................  Senior Vice President, General Counsel and
                                               Corporate Secretary; and Senior Vice
                                               President, General Counsel and Corporate
                                               Secretary, Kraft Foods North America
Roger K. Deromedi............................  Director and Co-Chief Executive Officer; and
                                               President and Chief Executive Officer, Kraft
                                               Foods International
James P. Dollive.............................  Senior Vice President and Chief Financial
                                               Officer
W. James Farrell.............................  Director
Betsy D. Holden..............................  Director and Co-Chief Executive Officer; and
                                               President and Chief Executive Officer, Kraft
                                               Foods North America
John C. Pope.................................  Director
Irene B. Rosenfeld...........................  Group Vice President, Kraft Foods North
                                               America, and President, Operations,
                                               Technology and Kraft Foods Canada, Mexico and
                                               Puerto Rico
Mary L. Schapiro.............................  Director
William H. Webb..............................  Director
Deborah C. Wright............................  Director

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the notes, which we refer to as the "notes", supplements the description of the general terms and provisions of the debt securities set forth under "Description of Debt Securities" beginning on page 4 in the attached prospectus. The attached prospectus contains a detailed summary of additional provisions of the notes and of the indenture, dated as of October 17, 2001, between Kraft and The Chase Manhattan Bank, as trustee, under which the notes will be issued. The indenture will be available for inspection at the office of our Luxembourg paying agent, Chase Manhattan Bank Luxembourg S.A. The following description replaces the description of the debt securities in the attached prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the attached prospectus.

CERTAIN TERMS OF THE 4 5/8% NOTES DUE 2006

     The notes due 2006 are a series of debt securities described in the attached prospectus, which will be senior debt securities, will be initially issued in the aggregate principal amount of $1,250,000,000 and will mature on November 1, 2006.

     The notes due 2006 will bear interest at the rate of 4 5/8% per annum from November 2, 2001, payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 2002 to the persons in whose names the notes are registered at the close of business on the preceding April 15 or October 15, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

CERTAIN TERMS OF THE 5 5/8% NOTES DUE 2011

     The notes due 2011 are a series of debt securities described in the attached prospectus, which will be senior debt securities, will be initially issued in the aggregate principal amount of $2,000,000,000 and will mature on November 1, 2011.

     The notes due 2011 will bear interest at the rate of 5 5/8% per annum from November 2, 2001, payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 2002, to the persons in whose names the notes are registered at the close of business on the preceding April 15 or October 15, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

CERTAIN TERMS OF THE 6 1/2% NOTES DUE 2031

     The notes due 2031 are a series of debt securities described in the attached prospectus, which will be senior debt securities, will be initially issued in the aggregate principal amount of $750,000,000 and will mature on November 1, 2031.

     The notes due 2031 will bear interest at the rate of 6 1/2% per annum from November 2, 2001, payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 2002, to the persons in whose names the notes are registered at the close of business on the preceding April 15 or October 15, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

GENERAL

     In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See "Description of Debt Securities -- Defeasance" on pages 12-13 of the attached prospectus for more information about how we may do this.

     We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the issue price and issue date. Any additional notes having such similar terms, together with the applicable notes, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the applicable series of notes.

     The notes will not be entitled to any sinking fund.

BOOK-ENTRY NOTES

     The notes will be offered and sold in principal amounts of $1,000 and integral multiples of $1,000. We will issue the notes of each series in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the "global notes." Each such global note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or any successor thereto (the "Depositary"), as Depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States) or through Clearstream Banking, Societe Anonyme, Luxembourg ("Clearstream") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

     DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, and a "clearing agency" registered pursuant to the provision of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates settlement of securities transactions among its Participants, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates.

     "Direct Participants" in DTC include securities brokers and dealers and banks. DTC is owned by members of the financial industry. Access to DTC's book-entry system is also available to others, such as banks, securities brokers and dealers that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

     Purchases of the notes under DTC's book-entry system must be made by or through Direct Participants, which will receive a credit for the notes on the records of DTC. The ownership interest of each actual purchaser of the notes, which we refer to as the "beneficial owner," is in turn to be recorded on the Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

     To facilitate subsequent transfers, all global notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the global notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as provided below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Participant, on the procedures of the Participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take the action, and the Participants would authorize beneficial owners owning through the Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Payments of principal of and interest on the notes will be made to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of the Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of the Participants.

     Clearstream advises that it is incorporated as a limited liability company under the laws of Luxembourg. Clearstream is owned by Cedel International and Deutsche Bourse AG. The shareholders of these two entities comprise 93% of the world's financial institutions. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream Participants are limited to securities brokers and dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an indirect participant in DTC. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. to facilitate settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector.

     Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator advises that it is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Notes will not be issued in definitive form except in very limited circumstances. If any of Euroclear, Clearstream or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or, in the case of DTC only, DTC ceases to be a clearing system registered under the Exchange Act, and in each case a successor clearing system is not appointed by us within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such global notes upon delivery of such global notes for cancellation. In the event definitive notes are issued, the holders thereof will be able to receive payments on the notes and effect transfers of the notes at the office of the Luxembourg paying agent and transfer agent. We have appointed Chase Manhattan Bank Luxembourg S.A. as paying agent and transfer agent in Luxembourg with respect to the notes in definitive form, and as long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Notices."

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the Depositary Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and

Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream Participant or a Euroclear Participant to a Depositary Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

NOTICES

     Notices to holders of the notes will be sent by mail or email to the registered holders and will be published, whether the notes are in global or definitive form, and, so long as the notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and transfer agent in Luxembourg and publish a notice of any change in the Luxembourg paying agent and transfer agent in the manner set forth above.

PAYMENT OF ADDITIONAL AMOUNTS

     We will, subject to the exceptions and limitations set forth below, pay to the beneficial owner of any note who is a non-United States holder (as defined below) such additional amounts as may be necessary to ensure that every net payment on such note, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. However, we will not pay additional amounts if the beneficial owner is subject to taxation solely for reasons other than its ownership of the note, nor will we pay additional amounts for or on account of:

     (a) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a beneficial owner of a note) between the beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a member or shareholder of the beneficial owner, if the beneficial owner is a partnership or corporation) of a note and the United States, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

     (b) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a member or shareholder of the beneficial owner, if the beneficial owner is a partnership or corporation) (1) being or having been present in, or engaged in a trade or business in, the United States, (2) being treated as having been present in, or engaged in a trade or business in, the United States, or (3) having or having had a permanent establishment in the United States;

     (c) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a member or shareholder of the beneficial owner, if the beneficial owner is a partnership or corporation) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a foreign personal holding company, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid United States federal income tax;

     (d) any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the "Code");

     (e) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;

     (f) any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by us or any paying agent from payments in respect of such note;

     (g) any gift, estate, inheritance, sales, transfer, personal property or excise tax or any similar tax, assessment or other governmental charge;

     (h) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any note if such payment can be made without such withholding by at least one other paying agent;

     (i) any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

     (j) any tax, assessment or other governmental charge imposed as a result of the failure of the beneficial owner or any other person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a note, if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

     (k) any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Sections 871(h) or 881(c) of the Code; or

     (l)     any combination of items (a), (b), (c), (d), (e), (f), (g), (h),
(i), (j) and (k).

In addition, we will not pay additional amounts to a beneficial owner of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a note that is not the sole beneficial owner of such note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph, the term "beneficial owner" includes any person holding a note on behalf of or for the account of a beneficial owner.

     As used herein, the term "non-United States holder" means a person that is not a United States person. The term "United States person" means a citizen or resident of the United States or a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, a trust subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code, or a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust. "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

REDEMPTION FOR TAX REASONS

     Each series of notes will mature and be redeemed at par on their respective maturity dates of November 1, 2006, November 1, 2011, and November 1, 2031, and are not redeemable prior to maturity except upon the occurrence of certain tax events described below.

     We may redeem a series of notes prior to maturity in whole, but not in part, on not more than 60 days' notice and not less than 30 days' notice at a redemption price equal to the principal amount of such notes plus any accrued interest to the date fixed for redemption if:

     - as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after October 30, 2001, we have or will become obligated to pay additional amounts with respect to such series of notes as described above under "Payment of Additional Amounts," or

     - on or after October 30, 2001, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that we will become obligated to pay additional amounts with respect to such series of notes, and we in our business judgment determine that such obligations cannot be avoided by the use of reasonable measures available to us.

     If we exercise our option to redeem a series of notes, we will deliver to the trustee a certificate signed by an authorized officer stating that we are entitled to redeem the notes and the written opinion of independent legal counsel if required.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the terms agreement dated the date of this prospectus supplement which incorporates by reference the underwriting agreement dated as of September 1, 2001, each of the underwriters named below, for whom J.P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as representatives, has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter below.

                                         PRINCIPAL AMOUNT OF    PRINCIPAL AMOUNT OF    PRINCIPAL AMOUNT OF
                                          4 5/8% NOTES DUE       5 5/8% NOTES DUE       6 1/2% NOTES DUE
UNDERWRITERS                                    2006                   2011                   2031
------------                             -------------------    -------------------    -------------------
J.P. Morgan Securities Inc.............    $  450,000,000         $  720,000,000          $270,000,000
Lehman Brothers Inc....................       450,000,000            720,000,000           270,000,000
ABN AMRO Incorporated..................        50,000,000             80,000,000            30,000,000
BNP Paribas Securities Corp. ..........        50,000,000             80,000,000            30,000,000
Deutsche Banc Alex. Brown, Inc. .......        50,000,000             80,000,000            30,000,000
HSBC Securities (USA) Inc. ............        50,000,000             80,000,000            30,000,000
Salomon Smith Barney Inc. .............        50,000,000             80,000,000            30,000,000
SG Cowen Securities Corporation........        50,000,000             80,000,000            30,000,000
Banc One Capital Markets, Inc. ........        12,500,000             20,000,000             7,500,000
Ormes Capital Markets, Inc. ...........        12,500,000             20,000,000             7,500,000
Muriel Siebert & Co., Inc. ............        12,500,000             20,000,000             7,500,000
The Williams Capital Group, L.P. ......        12,500,000             20,000,000             7,500,000
                                           --------------         --------------          ------------
     Total.............................    $1,250,000,000         $2,000,000,000          $750,000,000
                                           ==============         ==============          ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     We have been advised by the underwriters that the underwriters propose initially to offer some of the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less concessions not in excess of 0.20%, in the case of the notes due 2006, not in excess of 0.30%, in the case of the notes due 2011, and not in excess of 0.50%, in the case of the notes due 2031. The underwriters may allow, and these dealers may reallow, concessions not in excess of 0.10%, in the case of the notes due 2006, not in excess of 0.15%, in the case of the notes due 2011, and not in excess of 0.25%, in the case of the notes due 2031, of the principal amount of the notes on sales of the notes to certain other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                              PAID BY KRAFT
                                                              -------------
Per 4 5/8% Note due 2006....................................     0.350%
Per 5 5/8% Note due 2011....................................     0.450%
Per 6 1/2% Note due 2031....................................     0.875%

     In connection with the offering of the notes, J.P. Morgan Securities Inc. and Lehman Brothers Inc. or their respective affiliates may purchase and sell each series of notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilizing underwriters of a greater number of 4 5/8% notes due 2006, 5 5/8% notes due 2011, or 6 1/2% notes due 2031, as the case may be, than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that any of the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

     We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately $2,176,000. The underwriters have agreed to pay certain expenses in connection with the offering.

     The underwriters and their affiliates have performed certain investment banking, advisory or general financing and banking services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. Certain of the underwriters and their affiliates have in the past and may in the future act as lenders in connection with our credit facilities. J.P. Morgan Securities Inc. is an affiliate of The Chase Manhattan Bank, the trustee for the notes. These companies receive standard fees for their services.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     It is expected that delivery of the notes will be made against payment therefor on or about November 2, 2001, which is the third business day following the date of this prospectus supplement (such settlement cycle being referred to as "T+3"). Purchasers of notes should be aware that the ability to settle secondary market trades of the notes effected on the date of pricing and the next succeeding business day may be affected by the T+3 settlement.

     J.P. Morgan Securities Inc. and Lehman Brothers Inc. will make the notes available for distribution on the internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and Lehman Brothers Inc. and its customers and is not a party to this offering. J.P. Morgan Securities Inc. and Lehman Brothers Inc. do not believe that Market Axess Inc. will function as an underwriter or agent of this offering, nor do they believe that Market Axess Inc. will act as a broker for any customer of J.P. Morgan Securities Inc. or Lehman Brothers Inc. Market Axess Inc. is a registered broker-dealer and will receive compensation from J.P. Morgan Securities Inc. and Lehman Brothers Inc. based on transactions that J.P. Morgan Securities Inc. and Lehman Brothers Inc. transact through the system. J.P. Morgan Securities Inc. and Lehman Brothers Inc. will make the notes available to their customers through internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are new issues of securities with no established trading market. We cannot assure you that the notes will have a liquid trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

                             OFFERING RESTRICTIONS

     The notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

     Each of the underwriters has severally represented and agreed that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the notes, or distribute this prospectus supplement or the attached prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement and the terms agreement.

     In particular, each underwriter has severally represented and agreed that:

     - (a) with respect to notes which have a maturity of one year or more, it and each of its affiliates have not offered or sold and will not offer or sell any such notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of such notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it and each of its affiliates have complied and will comply with all applicable provisions of the Financial Services Act 1986 (the "Act") (and, after they come into force, all applicable provisions of the Financial Services and Markets Act 2000 (the "FSMA")) with respect to anything done by it in relation to such notes in, from or otherwise involving the United Kingdom; and (c) it and each of its affiliates have only issued or passed on and will only issue or pass on, in the United Kingdom, before the repeal of Section 57 of the Act, any document received by it in connection with the issue of such notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on. After the repeal of Section 57 of the Act it and each of its affiliates will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to us;

     - (a) it and each of its affiliates have not offered or sold and will not offer or sell, directly or indirectly, in Hong Kong by means of any document, any notes other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Chap. 32) of Hong Kong; and (b) it and each of its affiliates have not issued and will not issue, directly or indirectly, any invitation or advertisement relating to the notes in Hong Kong, except if permitted to do so under the securities laws of Hong Kong, other than with respect to notes intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent;

     - it and each of its affiliates have not offered or sold, and will not offer or sell, any notes nor will it circulate or distribute any offering document or material relating to the notes, directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (the "Singapore Companies Act"); (2) to a sophisticated investor specified in Section 106D of the Singapore Companies Act; or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Companies Act;

     - with respect to Germany, no selling prospectus (Verkaufsprospekt) within the meaning of the German Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990 (as amended) has been and will be registered or published in respect of the notes within the Federal Republic; and it and each of its affiliates have not offered or sold and will not offer and sell any notes in the Federal Republic otherwise than in accordance with the provisions of the German Securities Sales Prospectus Act;

     - (a) it and each of its affiliates have not offered or sold and will not offer or sell, directly or indirectly, any of the notes to the public in the Republic of France; (b) it and each of its affiliates have not distributed and will not distribute or cause to be distributed in the Republic of France this prospectus supplement or any other offering material relating to the notes, except (1) to qualified investors (investisseurs qualifies) or (2) a restricted group of investors (cercle restreint d'investisseurs), all as defined in article L. 411-2 of the Code monetaire et financier, in Decret no. 98-880 dated 1st October, 1998 and in Regulation no. 98-09 of the Commission des Operations de Bourse; and (c) offers and sales of notes will be made in the Republic of France only to such qualified investors or restricted group of investors;

     - it and each of its affiliates have not offered or sold and will not offer or sell, directly or indirectly, any of the notes in or to residents of Japan or to any person for re-offering or re-sale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws of Japan; and

     - it and each of its affiliates have not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

     The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

     By purchasing notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser (and any ultimate purchaser for which such purchaser is acting as agent) is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws and, in the case of purchasers in provinces other than Ontario, without the services of a dealer registered under such securities laws;

     - where required by law, the purchaser is purchasing as principal and not as agent;

     -     the purchaser has reviewed the text above under "Resale
           Restrictions;"

     - if the purchaser is resident in Ontario and is purchasing from a fully registered dealer, (a) the purchaser is purchasing notes with the benefit of the prospectus exemption provided by Section 72(1)(a), 72(1)(c) or 72(1)(d) of the Ontario Securities Act or (b) the purchaser is a "portfolio adviser" within the meaning of Ontario Securities Commission Rule 45-504 ("Rule 45-504") and is purchasing notes on behalf of a "managed account" within the meaning of Rule 45-504;

     - if the purchaser is resident in British Columbia, the purchaser is not an individual and is purchasing as principal (or deemed by the British Columbia Securities Act to be purchasing as principal) and is purchasing the notes with the benefit of the prospectus exemption provided by Section 74(2)(1), 74(2)(3) or 74(2)(4) of the British Columbia Securities Act; and

     - if the purchaser is a company, the purchaser was not established solely for the purpose of acquiring notes in reliance on an exemption from applicable prospectus requirements.

Rights of Action (Ontario Purchasers)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the United States federal securities laws. Prospective purchasers are advised to consult their own legal advisers as to which, or whether any, of such rights may be available to them.

Enforcement of Legal Rights

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and such persons may be located outside Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or persons outside of Canada.

Notice to British Columbia Residents

     A purchaser of notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission an initial trade report within ten days of the sale of any notes acquired by such purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

     Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                    EXPERTS

     The combined financial statements of Kraft at December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000 and the related financial statement schedule, incorporated by reference in this prospectus supplement from our Current Report on Form 8-K, dated August 10, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Nabisco at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus supplement from our Current Report on Form 8-K, dated August 10, 2001, have been audited by Deloitte & Touche LLP, independent auditors, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the notes offered hereby will be passed upon for us by Hunton & Williams, New York, and for the underwriters by Simpson Thacher & Bartlett, New York. Sutherland Asbill & Brennan LLP, Washington, D.C., is also representing us with respect to U.S. Federal income tax laws. Simpson Thacher & Bartlett has in the past and may in the future represent our affiliates in connection with other matters from time to time.

                        LISTING AND GENERAL INFORMATION

LISTING

     Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, the Articles of Incorporation, Articles of Amendment to Articles of Incorporation and Amended and Restated Bylaws of Kraft Foods Inc. and a legal notice (Notice Legale) relating to the issuance of the notes will have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where these documents may be examined and copies may be obtained on request. Copies of the above documents will be available free of charge at the office of our Luxembourg paying agent.

INDEPENDENT ACCOUNTANTS

     Our independent accountants are PricewaterhouseCoopers LLP. Prior to the year ended December 31, 2000, Nabisco's independent auditors were Deloitte & Touche LLP.

AUTHORIZATION

     The resolutions relating to the sale and issuance of the notes were adopted by the Board of Directors of Kraft on March 16, 2001.

MATERIAL CHANGE; LITIGATION

     Other than as disclosed or contemplated herein or in the documents incorporated by reference herein, there has been no material adverse change in our financial position since December 31, 2000. Other than as disclosed or contemplated herein or in the documents incorporated by reference herein, neither we nor any of our subsidiaries is involved in litigation, administrative proceedings or arbitration that are material in the context of the issue of the notes and we are not aware of any such litigation, administrative proceeding or arbitration pending or threatened.

IDENTIFICATION NUMBERS

     The notes have been accepted for clearance through DTC, Euroclear and Clearstream. The notes have been assigned the International Security Identification Number (ISIN), CUSIP Numbers and Common Code numbers set forth below:

                                                                         COMMON
                                             ISIN           CUSIP       CODE NO.
                                             ----           -----       --------
4 5/8% Notes due 2006..................  US50075NAA28    50075N AA 2    13845263
5 5/8% Notes due 2011..................  US50075NAB01    50075N AB 0    13845298
6 1/2% Notes due 2031..................  US50075NAC83    50075N AC 8    13845310

PROSPECTUS

                                  [KRAFT LOGO]

                                KRAFT FOODS INC.
                            ------------------------
            DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES

                            ------------------------

     We may offer to sell up to U.S.$5,000,000,000 of our debt securities or warrants to purchase the debt securities in one or more offerings. In this prospectus, we describe generally the terms of these securities. We will describe the specific terms of the debt securities and debt warrants that we offer in a supplement to this prospectus at the time of each offering. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement that relates to that offering. You should read this prospectus and the applicable supplement carefully before you invest.

                            ------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

     This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

                 The date of this prospectus is August 30, 2001

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................    1
RISK FACTORS................................................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    2
THE COMPANY.................................................    3
RATIO OF EARNINGS TO FIXED CHARGES..........................    3
USE OF PROCEEDS.............................................    4
DESCRIPTION OF DEBT SECURITIES..............................    4
DESCRIPTION OF DEBT WARRANTS................................   16
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....   18
PLAN OF DISTRIBUTION........................................   26
EXPERTS.....................................................   28
LEGAL OPINIONS..............................................   28

                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement (No. 333-67770) that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt securities and/or warrants to purchase any debt securities described in the prospectus in one or more offerings up to a total amount of U.S.$5,000,000,000, or the equivalent in foreign or composite currencies. This prospectus provides you with a general description of the debt securities and debt warrants we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

     To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to in "Where You Can Find More Information" below for information on our company and our financial statements.

     Kraft Foods Inc. is a holding company incorporated in Virginia on December 7, 2000. Its two principal subsidiaries are Kraft Foods North America, Inc., which conducts our food business in the United States, Canada and Mexico, and Kraft Foods International, Inc., which conducts our food business in the rest of the world. In this prospectus, we use the terms "Kraft," "we," "our" and "us" when we do not need to distinguish among these entities or when any distinction is clear from the context. Otherwise, we use the terms "Kraft Foods Inc.," "Kraft Foods North America" and "Kraft Foods International." The term "Philip Morris" refers to our parent, Philip Morris Companies Inc. The term "Nabisco" refers to Nabisco Holdings Corp. and its subsidiaries, which we acquired in December 2000.

     Kraft Foods Inc. is a legal entity separate and distinct from Kraft Foods North America, Kraft Foods International and its other direct and indirect subsidiaries. Accordingly, the right of Kraft Foods Inc. and the right of its creditors, to participate in any distribution of the assets or earnings of any subsidiary is subject to the prior claims of creditors of that subsidiary, except to the extent Kraft Foods Inc. is itself a creditor of that subsidiary. Because we are a holding company, our principal source of funds is dividends from our subsidiaries. Our principal wholly-owned subsidiaries currently are not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their common stock.

                                  RISK FACTORS

     For each series of debt securities, we will include risk factors, if appropriate, in the prospectus supplement relating to that series.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that we are offering by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the securities we offer in this prospectus, we refer you to the registration statement and the exhibits to the registration statement.

     We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement of which this prospectus is a part, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, from which you can electronically access our SEC filings.

     The SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file after the date of this prospectus and before the termination of the offering contemplated by this prospectus will automatically update and supersede information in this prospectus.

     Until we file our annual report on Form 10-K for the year ended December 31, 2001, with the SEC, we incorporate by reference our Current Report on Form 8-K filed with the SEC on August 10, 2001, which includes portions of our prospectus dated June 12, 2001. We also incorporate by reference our quarterly report on Form 10-Q for the quarterly period ended June 30, 2001 filed with the SEC on August 13, 2001. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

     We will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Such request should be directed to:

                              Kraft Foods Inc.
                              Three Lakes Drive
                              Northfield, IL 60093
                              Attention: Office of the Corporate Secretary
                              Telephone: (847) 646-2805

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information included in this prospectus, the applicable prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets" and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. We are identifying below important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement. Any such statement is qualified by reference to the following cautionary statement.

     Demand for our products is subject to intense competition, changes in consumer preferences and local economic conditions. In order to compete effectively against lower priced products in a consolidating environment at the retail and manufacturer levels, our results are dependent upon our continued ability to:

     - promote our brands successfully;

     - anticipate and respond to new consumer trends;

     - develop new products and markets;

     - broaden our brand portfolio;

     - improve productivity; and

     - respond to changing prices for our raw materials.

     Our results are also dependent upon our ability to successfully integrate and derive cost savings from the integration of Nabisco's operations with ours. In addition, we are subject to the effects of foreign economies and currency movements. Developments in any of these areas could cause our results to differ materially from results that have been or may be projected.

     We caution you that the above list of important factors is not exclusive, and other factors may be discussed in more detail under "Risk Factors" in the applicable prospectus supplement or in our SEC filings incorporated by reference. Any forward-looking statements are made as of the date of the document in which they appear.

                                  THE COMPANY

     We are the largest branded food and beverage company headquartered in the United States and the second largest in the world based on 2000 revenue on a pro forma basis for our acquisition of Nabisco. Before the initial public offering of our common stock in June 2001, we were a wholly-owned subsidiary of Philip Morris. Immediately after the initial public offering, Philip Morris owned approximately 49.5% of our outstanding Class A common stock and 100% of our Class B common stock; and the public owned the rest. At that time, Philip Morris owned common stock representing 97.7% of the combined voting power of our common stock.

     We have a superior brand portfolio created and supported through dynamic product innovation, worldclass marketing, experienced management, global scale and strategic acquisitions. Our brands are sold in more than 140 countries and, according to A.C. Nielsen, are enjoyed in over 99% of the households in the United States.

     In December 2000, to expand our global presence and to strengthen our position in the fast growing snacks consumer sector, we acquired Nabisco, the largest manufacturer and marketer of cookies and crackers in the world based on retail sales.

     Our collection of brands represents one of the strongest portfolios in the food and beverage industry. Our brands enjoy consumer loyalty and trust and offer our retailer customers a strong combination of growth and profitability. Our portfolio of brands includes KRAFT, NABISCO, OSCAR MAYER, POST, MAXWELL HOUSE, PHILADELPHIA and JACOBS.

     Our superior brand portfolio spans five core consumer sectors:

     - SNACKS -- primarily cookies, crackers, salty snacks and confectionery;

     - BEVERAGES -- primarily coffee, aseptic juice drinks and powdered soft drinks;

     - CHEESE -- primarily natural, process and cream cheese;

     - GROCERY -- primarily ready-to-eat cereals, enhancers and desserts; and

     - CONVENIENT MEALS -- primarily frozen pizza, packaged dinners, lunch combinations and processed meats.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                                       SIX MONTHS      YEARS ENDED DECEMBER 31,
                                     ENDED JUNE 30,  ----------------------------
                                          2001       2000  1999  1998  1997  1996
                                     --------------  ----  ----  ----  ----  ----
Ratios of earnings to fixed
  charges..........................       2.5        5.8   5.6   5.7   6.2   5.3

     Earnings available for fixed charges represent earnings before income taxes and cumulative effect of accounting change(s) and fixed charges excluding capitalized interest, net of amortization, reduced by undistributed earnings of our less than 50% owned affiliates. Fixed charges represent interest expense, amortization of debt discount and expenses, capitalized interest, plus that portion of rental expense deemed to be the equivalent of interest.

                                USE OF PROCEEDS

     Unless we otherwise state in the applicable prospectus supplement, we will use a portion of the net proceeds from the sale of the offered securities to repay indebtedness outstanding under our $4.0 billion note payable to Philip Morris, which bears interest at 7.40% and matures in 2002, and the balance to refinance maturing indebtedness, which will consist primarily of commercial paper borrowings.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture to be entered into between us and The Chase Manhattan Bank, as trustee.

     The indenture has been filed as an exhibit to the registration statement. This prospectus briefly describes the material indenture provisions. Those descriptions are qualified in all respects by reference to the actual text of the indenture. For your reference, in the summary that follows, we have included references to section numbers of the indenture so that you can more easily locate these provisions.

     The material financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series. The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus. The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of debt securities being offered. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement.

     Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

     Capitalized terms used below are defined under "Defined Terms."

GENERAL

     The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture and provides that additional debt securities may be issued up to the aggregate principal amount authorized by a board resolution. We may issue the debt securities from time to time in one or more series with the same or various maturities, at par, at a discount or at a premium. The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering, including the particular amount, price and other terms of those debt securities. These terms will include some or all of the following:

     - the title of the debt securities;

     - any limit upon the aggregate principal amount of the debt securities;

     - the date or dates on which the principal of the debt securities will be payable or their manner of determination;

     - if the securities will bear interest:

         - the interest rate or rates;

         - the date or dates from which any interest will accrue;

         - the interest payment dates for the debt securities; and

         - the regular record date for any interest payable on any interest payment date;

           or, in each case, their method of determination;

     - the place or places where the principal of, and any premium and interest on, the debt securities will be payable;

     - currency or units of two or more currencies in which the debt securities will be denominated and payable, if other than U.S. dollars, and the holders' rights, if any, to elect payment in a foreign currency or a foreign currency unit, including the Euro, other than that in which the debt securities are payable;

     - whether the amounts of payments of principal of, and any premium and interest on, the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

     - whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary and the global exchange agent for the global securities, whether permanent or temporary;

     - whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

     - if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

     - if denominations other than $1,000 or any integral multiple of $1,000, the denominations in which the debt securities will be issued;

     - the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

     - the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid and purchased in whole or in part;

     - the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;

     - any special tax implications of the debt securities, including whether and under what circumstances we will pay additional amounts under any debt securities held by a person who is not a United States person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

     - any addition to or modification or deletion of any provisions for the satisfaction and discharge of our obligations under the indenture and specific series of debt securities;

     - whether and to what extent the debt securities are subject to defeasance on terms different from those described under the heading "Defeasance";

     - any trustees, paying agents, transfer agents, registrars, depositaries or similar agents with respect to the debt securities;

     - if the debt securities bear no interest, any dates on which lists of holders of these debt securities must be provided to the trustee;

     - any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture; and

     - any other specific terms of the debt securities.

(Section 301)

     We may issue debt securities as original issue discount, or OID, debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement will contain the issue price of the securities and the rate at which and the date from which discount will accrete.

     We may also issue indexed debt securities. Payments of principal of, and any premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas, all as specified in the prospectus supplement.

     We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus. (Section
301)

CONSOLIDATION, MERGER OR SALE

     We have agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of our properties and assets to any person, unless:

     - we are a continuing corporation or any successor purchaser is an entity organized under the laws of the United States or any state of the United States;

     - the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and interest on, all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform as if it were an original party to the indenture;

     - immediately after the effective date of the transaction, no event of default has occurred and is continuing under the indenture; and

     - we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

     The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture.

(Section 801)

WAIVERS UNDER THE INDENTURE

     Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series, may on behalf of all holders of that series:

     - waive our compliance with certain covenants of the indenture; and

       (Section 1009)

     - waive any past default under the indenture, except:

       - a default in the payment of the principal of, or any premium or interest on, any debt securities of the series; and

       - a default under any provision of the indenture which itself cannot be modified without the consent of the holders of each affected debt security of the series.

       (Section 513)

EVENTS OF DEFAULT

     When we use the term "Event of Default" in the indenture, we mean any of the following:

     - we fail to pay interest on any debt security for 30 days after payment was due;

     - we fail to make payment of the principal of, or any premium on, any debt security when due;

     - we fail to make any sinking fund payment when due;

     - we fail to perform any other covenant or warranty in the indenture and this failure continues for 90 days after we receive written notice of it from the trustee or holders of 25% in principal amount of the outstanding debt securities of that series;

     - we or a court take certain actions relating to bankruptcy, insolvency or reorganization of our company; or

     - any other event of default that may be specified for the debt securities of the series or in the board resolution with respect to the debt securities of that series.

(Section 501)

     The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series.

     A default with respect to a single series of debt securities under the indenture will not necessarily constitute a default with respect to any other series of debt securities issued under the indenture. A default under our other indebtedness will not be a default under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders. (Section
602)

     If an Event of Default for any series of debt securities occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may require us upon notice in writing to us, to immediately repay the entire principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of such series together with an accrued interest on the debt securities.

     If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, then the portion of the principal amount that is determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (Section 502)

     Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all events of default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (Section 502)

     Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. The holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

     The indenture requires us to file each year with the trustee, an officer's certificate that states that:

     - the signing officer has supervised a review of the activities and performance under the indenture; and

     - to the best of his or her knowledge, based on the review, we comply with all conditions and covenants of the indenture.

(Section 1005)

     A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the indenture requires us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency. (Section 516)

PAYMENT AND TRANSFER

     We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days that we will specify in accordance with the indenture. We will pay the principal of, and any premium on, registered debt securities only against surrender of those debt securities. Any other payments, including payment on any securities issued in bearer form, will be made as set forth in the applicable prospectus supplement. Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency, maintained for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 305)

RESTRICTIVE COVENANTS

     The indenture includes the following restrictive covenants:

  Limitations on Liens

     The indenture limits the amount of liens that we or our Subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money, upon any Principal Facility or any shares of capital stock that any of our Subsidiaries owning any Principal Facility has issued to us or any of our Subsidiaries. If we or any of our Subsidiaries incur such liens, then we will secure the debt securities to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:

     - in the case of a Principal Facility, liens incurred in connection with the issuance by a state or its political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;

     - liens existing on the date of the indenture;

     - liens on property or shares of stock existing at the time we or any of our Subsidiaries acquire such property or shares of stock, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price, construction or improvement of such property incurred prior to, during, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares for the purpose of financing all or a portion of such purchase of the property or construction or improvement on it; or

     - liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the previous bullet points or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original lien.

     Notwithstanding the foregoing, we and/or any of our Subsidiaries may incur liens that would otherwise be subject to the restriction described above, without securing debt securities issued under the indenture equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens and the value of Sale and Leaseback Transactions does not at the time exceed the greater of:

     - 10% of our Consolidated Net Tangible Assets; or

     - 10% of our Consolidated Capitalization.

As of June 30, 2001, our Consolidated Net Tangible Assets were $12.2 billion and our Consolidated Capitalization was $42 billion.

(Section 1007)

  Sale and Leaseback Transactions

     A Sale and Leaseback Transaction of any Principal Facility is prohibited, unless within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the sale or the fair value of the property ("value") is applied to the retirement of long-term non-subordinated indebtedness for money borrowed with more than one year stated maturity, including our debt securities, except that such sales and leasebacks are permitted to the extent that the "value" thereof plus the other secured debt referred to in the previous paragraph does not exceed the amount stated in the previous paragraph. (Section 1008)

     There are no other restrictive covenants in the indenture. The indenture does not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the indenture does not contain any provision requiring us to repurchase or redeem any debt securities or debt warrants or modify the terms thereof or afford the holders thereof any other protection in the event of our change of control, any highly leveraged transaction or any other event involving us that may materially adversely affect our credit worthiness or the value of the debt securities or debt warrants.

DEFINED TERMS

     We define Subsidiaries as any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries or by us and one or more Subsidiaries. (Section 101)

     We define Principal Facility as all real property owned and operated by us or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 0.25% of Consolidated Capitalization. (Section 1007)

     We define a Sale and Leaseback Transaction as the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by us or any Subsidiary will be discontinued on or before the expiration of such period. (Section 1008)

     We define Consolidated Net Tangible Assets as the excess of all assets over current liabilities appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in Subsidiaries. (Section 101)

     We define Consolidated Capitalization as the total of all of the assets appearing on our most recent quarterly or annual consolidated balance sheet, less:

     - current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of our most recent quarterly or annual consolidated balance sheet; and

     - deferred income tax liabilities reflected in such consolidated balance sheet.

(Section 101)

GLOBAL SECURITIES

     We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement.

     We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of securities in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

     Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants.

     The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

     Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary's participants or persons that may hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Those laws may limit the market for beneficial interests in a global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

     - will not be entitled to have securities represented by global securities registered in their names;

     - will not receive or be entitled to receive physical delivery of securities in definitive form; and

     - will not be considered owners or holders of these securities under the indenture.

     Payments of principal of, and any premium and interest on, the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of that global security.

     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

     We expect that the depositary, after receiving any payment of principal of, and any premium and interest on, a global security, will immediately credit the accounts of the participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if:

     - the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days;

     - we deliver to the trustee for securities of such series in registered form a company order stating that the securities of such series shall be exchangeable; or

     - an Event of Default has occurred and is continuing with respect to securities of such series.

     Unless and until a global security is exchanged in whole or in part for debt securities in definitive certificated form, it may not be transferred or exchanged except as a whole by the depositary.

     You may transfer or exchange certificated securities at any office that we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that we are required to pay in connection with a transfer or exchange.

(Section 305)

REGISTRATION OF TRANSFER

     You may effect the transfer of certificated securities and the right to receive the principal of, and any premium and interest on, certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

     We are not required to:

     - issue, register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of the securities of the series selected for redemption and ending at the close of business on the day of the transmission;

     - register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part; or

     - exchange any bearer securities selected for redemption except if a bearer security is exchanged for a registered security of the same tenor that is simultaneously surrendered for redemption.

(Section 305)

EXCHANGE

     At your option, you may exchange your registered debt securities of any series, except a global security, for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.

     We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case, we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

     The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person's beneficial interest in the global securities.

     Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any United States law or regulation.

(Section 305)

DEFEASANCE

     Unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities, other than the obligation to pay the principal of, and any premium and interest on, the debt securities and certain other obligations, at any time by:

     - depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and any premium and interest on, the debt securities to their maturity; and

     - complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

     In addition, unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities, including the obligation to pay the principal of, and any interest on, the debt securities, at any time by:

     - depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and the interest and any premium on, the debt securities to their maturity; and

     - complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purpose as a result of our defeasance.

(Sections 402-404)

PAYMENTS OF UNCLAIMED MONEYS

     Moneys deposited with the trustee or any paying agent for the payment of principal of, or any premium and interest on, any debenture that remains unclaimed for two years will be repaid to us at our request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (Section 409)

SUPPLEMENTAL INDENTURES NOT REQUIRING CONSENT OF HOLDERS

     Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

     - pledge property to the trustee as security for the debt securities;

     - reflect that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;

     - cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions necessary or desirable, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

     - issue and establish the form and terms of any series of debt securities as provided in the indenture;

     - add to our covenants further covenants for the benefit of the holders of debt securities, and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit;

     - add any additional event of default and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies;

     - change the trustee or provide for an additional trustee;

     - provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect; or

     - modify the indenture in order to continue its qualification under the Trustee Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act.

(Section 901)

SUPPLEMENTAL INDENTURES REQUIRING CONSENT OF HOLDERS

     With the consent of the holders of a majority in principal amount of the series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:

     - modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any debt security;

     - reduce the rate of or change the time for payment of interest on any debt security or, in the case of OID debt securities, reduce the rate of accretion of the OID;

     - change any of our obligations to pay additional amounts under the indenture;

     - reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us, or the time when the redemption, repayment or purchase may be made;

     - make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

     - reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;

     - impair any right of repayment or purchase at the option of any holder of debt securities;

     - reduce the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption; or

     - reduce the percentage in principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.

(Section 902)

     A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

REDEMPTION

     The specific terms of any redemption of series of debt securities will be contained in the prospectus supplement for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

     - the principal amount being redeemed;

     - the redemption date;

     - the redemption price;

     - the place or places of payment;

     - the CUSIP number of the debt securities being redeemed;

     - whether the redemption is pursuant to a sinking fund;

     - that on the redemption date, interest, or, in the case of OID debt securities, original issue discount, will cease to accrue; and

     - if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(Section 1104)

     On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)

     If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (Section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

CONCERNING THE TRUSTEE

     The Chase Manhattan Bank is the trustee under the indenture. The Chase Manhattan Bank makes loans to, acts as trustee and performs certain other services for us and certain of our subsidiaries and affiliates, including our parent, Philip Morris, in the normal course of its business. Among other services, The Chase Manhattan Bank or its affiliates provide us and our affiliates with investment banking and cash management services, foreign exchange and investment custody account services, and participate in our credit facilities and those of our affiliates.

GOVERNING LAW

     The laws of the State of New York govern the indenture and will govern the debt securities.

(Section 112)

                          DESCRIPTION OF DEBT WARRANTS

     We may issue debt warrants in registered certificated form for the purchase of debt securities. We may issue debt warrants separately or together with any debt securities offered by any prospectus supplement. If issued together with any debt securities, debt warrants may be attached to or separate from such debt securities. Debt warrants will be issued under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, all as set forth in the prospectus supplement relating to the particular issue of debt warrants. The debt warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The forms of debt warrant agreement and debt warrant certificate are filed as exhibits to the Registration Statement. The following summaries of certain provisions for the forms of debt warrant agreement and debt warrant certificate are qualified in all respects by reference to the applicable forms of debt warrant agreement and debt warrant certificate, and you should read the applicable forms of debt warrant agreement and debt warrant certificate for additional information before you buy any debt warrants.

GENERAL

     The prospectus supplement will describe the terms of the debt warrants offered thereby, the debt warrant agreements relating to such debt warrants and the debt warrant certificates representing such debt warrants, including the following:

     - the offering price;

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

     - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each such debt security;

     - if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon such exercise, and any provisions for changes to or adjustments in the exercise price;

     - the date on which the right to exercise the debt warrants will commence and the date on which such right will expire;

     - the maximum or minimum number of warrants which may be exercised at any time;

     - United States federal income tax consequences;

     - the identity of the debt warrant agent; and

     - any other terms of the debt warrants.

     Debt warrant certificates may be exercised, and those that have been issued separately or, if issued together with debt securities, once detachable, may be exchanged for new debt warrant certificates of different denominations and may be presented for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. A debt warrant certificate that is not immediately detachable from a debt security may be exchanged or transferred only with the debt securities to which it was initially attached, and only in connection with the exchange or transfer or such debt securities. (Sections 4.01 and 5.05) Debt warrants for the purchase of debt securities will be in registered form only. (Section 1.02)

EXERCISE OF DEBT WARRANTS

     Each debt warrant will entitle its holder to purchase for cash such principal amount of debt securities at such exercise price as will in each case be set forth in, or calculable from, the applicable prospectus supplement relating to the debt warrants. (Section 2.01) Each holder of a debt warrant may exercise it at any time up to 5:00 p.m., New York City time, on the debt warrant expiration date set forth in the prospectus supplement. After such time, or such later date to which such debt warrant expiration date may be extended by us, unexercised debt warrants will be void. (Section 2.02)

     A holder of a debt warrant may exercise it by following the general procedures outlined below:

     - delivering to the debt warrant agent the payment required by the applicable prospectus supplement to purchase the underlying debt security;

     - properly completing and signing the reverse side of the debt warrant certificate; and

     - delivering the debt warrant certificate to the debt warrant agent.

     If you comply with the procedures described above, your debt warrant will be considered to have been exercised when the debt warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt security that you purchased upon exercise. If you exercise fewer than all of the debt warrants represented by a debt warrant certificate, the debt warrant agent will issue to you a new debt warrant certificate for the unexercised amount of debt warrants. Holders of debt warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the debt warrants. (Section 2.03)

MODIFICATIONS

     We, along with the debt warrant agent, may amend the debt warrant agreement and the terms of the debt warrants, without the consent of the holders, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or in any other manner which we and the debt warrant agent may deem necessary or desirable and which will not adversely affect the interests of the holders. With the consent of holders holding not fewer than a majority in number of the then outstanding unexercised warrants that would be affected by a modification of the debt warrant agreement or debt warrant certificates, we, along with the debt warrant agent, may amend the debt warrant agreement and the terms of the debt warrants in any way, other than to increase the exercise price, shorten the time period during which warrants may be exercised, reduce the percentage of the number of outstanding warrants required to consent to a modification, or materially and adversely affect the exercise rights of the holders. (Section 6.01)

ENFORCEABILITY OF RIGHTS BY HOLDERS; GOVERNING LAW

     The debt warrant agent will act solely as our agent in connection with the debt warrant certificates and will not assume any obligations or relationship of agency or trust for or with any holders of debt warrant certificates. (Section 5.02) Holders may, without the consent of the debt warrant agent or the trustee for the applicable series of debt securities, enforce by appropriate legal action, on their own behalf, their right to exercise their debt warrants in the manner provided in their debt warrant certificates and the debt warrant agreement. (Section 3.03) Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, and any premium or interest on, the debt securities purchasable upon such exercise or to enforce covenants in the indenture. (Section 3.01)

     Except as may otherwise be provided in the applicable prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by and construed in accordance with the laws of the State of New York. (Section 3.01)

                      CERTAIN UNITED STATES FEDERAL INCOME
                               TAX CONSIDERATIONS

     In the opinion of Sutherland Asbill & Brennan LLP, the following summary describes generally the material United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of debt securities if you are a beneficial owner of such debt securities. Unless otherwise indicated, this summary addresses only securities purchased at original issue and held by beneficial owners as capital assets and does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under United States federal income tax laws (for example, if you are an insurance company, tax-exempt organization, financial institution, broker or dealer in securities, person that holds debt securities as part of an integrated investment (including a "straddle"), "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company," or company that accumulates earnings to avoid United States federal income tax). If a partnership holds debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. This summary does not address special tax considerations that may be relevant to you if you are a partner of a partnership holding our debt securities. This summary does not discuss any aspect of state, local or non-United States taxation.

     This summary is based on current provisions of the Internal Revenue Code (the "Code"), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service ("IRS") and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

     We will summarize any special United States federal income tax considerations relevant to a particular issue of debt securities in the applicable prospectus supplement. The United States federal income tax considerations relevant to any warrants to purchase debt securities that we issue will be summarized in the applicable prospectus supplement.

     WE URGE PROSPECTIVE HOLDERS OF DEBT SECURITIES TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF DEBT SECURITIES.

UNITED STATES HOLDERS

     This discussion applies to you if you are a "United States Holder." For this purpose, a "United States Holder" is a beneficial owner of a debt security that is:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in, or under the laws of, the United States or any political subdivision of the United States;

     - an estate, the income of which is subject to United States federal income taxation regardless of its source;

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

     - a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.

     "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

  Payments of Interest

     Except as set forth below, payments of stated interest on a debt security generally will be taxable to you as ordinary interest income at the time the interest accrues or is received, in accordance with your method of accounting for tax purposes. Special rules governing the treatment of debt securities issued with original issue discount, or "OID," are described below.

  OID Debt Securities

     Special tax accounting rules apply to debt securities issued with OID. A debt security with an "issue price" which is less than its "stated redemption price at maturity" will be issued with OID for United States federal income tax purposes. Generally, however, under the "de minimis exception," if the difference between a debt security's stated redemption price at maturity and its issue price is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity, the debt security will not be considered to have OID.

     "Issue price" is the first price at which a substantial amount of the particular issue of debt securities is sold to the public. "Stated redemption price at maturity" is the sum of all payments on the debt security other than payments of "qualified stated interest." "Qualified stated interest" generally includes interest that is unconditionally payable at least annually over the entire term of the debt security:

     - at a fixed rate; or

     - unless the applicable prospectus supplement states otherwise, at a variable rate.

If a series of debt securities will be issued with interest that is not qualified stated interest, we will so state in the applicable prospectus supplement and we will address any relevant United States federal income tax considerations not addressed in this summary.

     If you own a debt security with OID, you generally will be required to include OID in gross income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, in advance of your receipt of the cash payments attributable to such income. However, you will not be required to include such cash payments separately in income when received, even if denominated as interest, to the extent they do not constitute qualified stated interest. If you are on the cash method of accounting for tax purposes, this will result in the acceleration of your recognition of ordinary income in respect of the debt securities. Under the constant yield method, increasing amounts of OID are included in income in successive periods.

     If you own a debt security that qualifies for the de minimis exception described above, you will be required to include the de minimis OID in income at the time payments, other than payments of qualified stated interest, on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

     You may elect to accrue all "interest" on a debt security as OID (i.e., using the constant yield method). If you elect this method, the debt security's issue price will be deemed to be your tax basis in the debt security at the time you acquire it, and all payments on the debt security will be included in its stated redemption price at maturity. This election is available whether or not the debt security has OID, and it applies to any stated interest, OID (including discount that is de minimis) and market discount (as discussed below) on a debt security, all as adjusted by any acquisition or other premium (as discussed below). You may make this election on an obligation-by-obligation basis but, if you make it on an obligation you purchased at a premium (defined below), it will require you to amortize premium with respect to all of your debt instruments with premium. You must make the election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the IRS.

  Market Discount

     If you purchase a debt security other than an OID debt security (including a purchase in connection with its original issuance) for an amount that is less than its stated redemption price at maturity, or, in the case of a OID debt security, its "revised issue price" (defined as the sum of the issue price of the debt security and the aggregate amount, if any, of the OID included, without regard to the rules for acquisition premium discussed below, in the gross income of all previous owners of the debt security), the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment other than qualified stated interest on, or any gain from the sale, exchange, retirement or other disposition of, your debt security as ordinary income to the extent of the market discount which you have not previously included in income and are treated as having accrued on your debt security at the time of such payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense on indebtedness incurred or continued to purchase or carry such debt security.

     Market discount will be considered to accrue ratably during the period from the date you acquire the debt security to the maturity date of the debt security, unless you elect to accrue on a constant yield method. If you elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, will apply to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS.

  Premium

     If you purchase a debt security with OID for an amount that is greater than the debt security's "adjusted issue price" (defined as the issue price of the debt security increased by the aggregate amount of OID includible, if any, in the gross income of all previous owners of the debt security and decreased by the aggregate amount of payments made on the debt security, if any, other than payments of qualified stated interest) but equal to or less than the sum of all amounts payable on the debt security after the purchase date (other than payments of qualified stated interest), you will be considered to have purchased such debt security at an "acquisition premium." The portion of acquisition premium with respect to a debt security that is properly allocable to any taxable year will reduce the amount of OID you must include in your gross income with respect to such debt security for the taxable year.

     If you acquire a debt security for an amount that is greater than the sum of all amounts payable on the debt security after the date of your acquisition (other than payments of qualified stated interest), you will be considered to have purchased such debt security at a premium and such debt security will have no OID. You may elect to amortize this premium using a constant yield method, generally over the remaining term of the debt security if the debt security is not subject to optional redemption prior to maturity. Such premium shall be deemed to be an offset to interest otherwise includible in income in respect of such debt security for each accrual period. If the premium allocable to an accrual period exceeds the qualified stated interest allocable to the accrual period, you must treat the excess as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction is limited to the amount by which your total interest income on the debt security in prior accrual periods exceeds the total amount you treated as a bond premium deduction on the debt security in prior accrual periods and if the premium allocable to an accrual period exceeds the sum of:

     - such amount treated as a bond premium deduction for the accrual period and

     - the qualified stated interest allocable to the accrual period,

the excess is carried forward to the next accrual period and is treated as a bond premium deduction allocable to that period. In the case of instruments that do provide for optional redemption prior to maturity, premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). You will be required to amortize such premium to the assumed exercise date or the maturity date of the debt security, as the case may be. If a debt security is in fact redeemed prior to maturity, any unamortized premium may be deducted in the year of redemption. If a debt security is not redeemed on the assumed exercise date, it generally is deemed to be retired and reissued on that date, requiring recomputation of the yield and amortization of any premium over the remaining life of the debt security.

     The election to amortize premium using a constant yield method, once made, will apply to certain other debt instruments that you previously acquired at a premium or that you acquire at a premium on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS. If you do not make such an election, bond premium will be taken into account in computing the gain or the loss recognized on your disposition of a debt security because it is part of your tax basis for such debt security.

  Sale, Exchange or Retirement of Debt Securities

     Upon the sale, exchange or retirement of a debt security, you will recognize taxable gain or loss equal to the difference between the amount you realize on the sale, exchange or retirement of the debt security (other than amounts, if any, attributable to accrued but unpaid qualified stated interest not previously included in your income, which will be taxable as interest income) and your adjusted tax basis in the debt security. Your adjusted tax basis in a debt security will equal the cost of the debt security to you, increased by the amounts of any OID and market discount included in your taxable income with respect to such debt security and reduced by any amortized bond premium and amounts of other payments that do not constitute qualified stated interest.

     Gain or loss realized upon the sale or exchange of a debt security generally will be capital gain or loss (except to the extent the gain represents market discount or, as described below, with respect to foreign currency debt securities) and will be long-term capital gain or loss if, at the time of the sale, exchange or retirement, you have held the debt security for more than one year. The maximum tax rate on ordinary income for taxpayers that are individuals, estates or trusts currently is higher than the maximum tax rate on long-term capital gains of such persons. The distinction between capital gain or loss and ordinary income or loss also is relevant for purposes of the limitation on the deductibility of capital losses.

  Foreign Currency Debt Securities

     We may issue debt securities that are denominated in a currency or currency unit other than the U.S. dollar (a "foreign currency debt security"). A United States Holder of a foreign currency debt security is subject to special United States federal income tax rules discussed generally below.

          Interest and OID

     If you use the cash method of accounting for United States federal income tax purposes, the amount of income you recognize will be the U.S. dollar value of the interest payment we make to you based on the spot rate for that foreign currency at the time you receive the payment. With respect to accruals of OID, a cash method taxpayer translates OID into U.S. dollars under the rules for accrual holders described below.

     If you use the accrual method of accounting for United States federal income tax purposes, the amount of income you recognize will be determined using the average exchange rate during the relevant accrual period. When an accrual period includes but does not end on the last day of your taxable year, the relevant exchange rate with respect to each partial accrual period will be the average exchange rate for such partial accrual period. Alternatively, an accrual method taxpayer may elect to use the spot rate on the last day of the relevant accrual period, or the payment date, if such date is within five business days of the last day of the accrual period, instead of the average exchange rate during the accrual period. If you make this election, it will apply to all debt instruments you hold on or after the beginning of the year in which the election is made and it cannot be revoked without the consent of the IRS.

     You will recognize exchange gain or loss with respect to any differences in the exchange rate between the rate at which interest on a debt security is included in income and the spot rate on the payment date for interest or OID (or the disposition date in the case of amounts attributable to accrued but unpaid interest or OID). Any exchange gain or loss recognized will be ordinary income or loss.

          Market Discount and Premium

     The amount of market discount on a foreign currency debt security that you will be required to include in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt security is retired or otherwise disposed of. If you elect to accrue market discount currently, then the amount accrued will be determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. You will be required to recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as discussed above.

     Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. You may elect to apply amortizable premium on a foreign currency debt security to reduce the amount of foreign currency interest income on such foreign currency debt security. If you make such an election, you will be required to recognize exchange gain or loss attributable to movements in exchange rates between the time premium is paid to acquire the foreign currency debt security and the time it is amortized. If you do not make such an election, you must translate the bond premium computed in the foreign currency into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

          Sale, Exchange or Retirement of Foreign Currency Debt Securities

     When you sell, exchange or otherwise dispose of a foreign currency debt security, or we retire a foreign currency debt security, you will recognize gain or loss attributable to the difference between the amount you realize on such disposition or retirement and your tax basis in the debt security. In addition, you will recognize foreign currency gain or loss attributable to the movement in exchange rates between the time you purchased such debt security and the time of its disposition. Such foreign currency gain or loss will be treated as ordinary income or loss and is limited to the amount of overall gain or loss realized on the disposition of your foreign currency debt security.

     The amount realized by you upon the sale, exchange or retirement of a foreign currency debt security will be the U.S. dollar value of the foreign currency received (with the exception of amounts attributable to accrued but unpaid qualified stated interest not previously included in your income, which will be taxable as interest income), determined on the date of the sale, exchange or retirement, or on the settlement date in the case of a foreign currency debt security that is traded on an established securities market and sold by a cash method taxpayer or an electing accrual method taxpayer. Your tax basis in a foreign currency debt security generally will be:

     - the U.S. dollar value of the foreign currency amount you paid to acquire such foreign currency debt security determined on the date of acquisition (or on the settlement date in the case of debt securities traded on an established securities market if you are on the cash method of accounting for United States federal income tax purposes or you are an electing accrual method taxpayer), plus

     - the amount of any OID and market discount includible in your gross income with respect to the debt security, minus

     - the amount of any payments you received that are not qualified stated interest and any premium previously taken into account.

     Gain or loss realized on the disposition of a foreign currency debt security will be capital gain or loss except to the extent the gain represents market discount not previously included in your gross income, or to the extent gain or loss is attributable to movements in exchange rates. In both cases, such portion of the gain or loss will be ordinary income or loss.

          Foreign Currency Transactions

     If you purchase a debt security with foreign currency, you will recognize gain or loss attributable to the difference, if any, between the fair market value of the debt security in U.S. dollars on the date of purchase and your tax basis in the foreign currency. The U.S. dollar value, adjusted for any exchange gain or loss with respect to the income accrued, generally will be your tax basis in the foreign currency you receive as interest on (or OID with respect to) a foreign currency debt security. In addition, you will have a tax basis in any foreign currency you receive on the sale, exchange or retirement of a debt security that is equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement.

     Any gain or loss you realize on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase a foreign currency debt security) will be ordinary income or loss.

  Backup Withholding and Information Reporting

     Unless you are an exempt recipient such as a corporation or financial institution, a backup withholding tax and certain information reporting requirements may apply to payments we make to you of principal of and interest (including OID, if any) or premium (if any) on, and proceeds of the sale or exchange before maturity of, a debt security. Backup withholding and information reporting will not apply to payments that we make on the debt securities to exempt recipients, such as corporations or financial institutions, that establish their status as such, regardless of whether such entities are the beneficial owners of such debt securities or hold such debt securities as a custodian, nominee or agent of the beneficial owner. However, with respect to payments made to a custodian, nominee or agent of the beneficial owner, backup withholding and information reporting may apply to payments made by such custodian, nominee or other agent to you unless you are an exempt recipient and establish your status as such.

     If you are not an exempt recipient (for example, if you are an individual), backup withholding will not be applicable to payments made to you if you (i) have supplied an accurate Taxpayer Identification Number (usually on an IRS Form W-9), (ii) have not been notified by the IRS that you have failed to properly report payments of interest and dividends and (iii) in certain circumstances, have certified under penalties of perjury that you have received no such notification and have supplied an accurate Taxpayer Identification Number. However, information reporting will be required in such a case.

     Any amounts withheld from a payment to you by operation of the backup withholding rules will be refunded or allowed as a credit against your United States federal income tax liability, provided that any required information is furnished to the IRS in a timely manner.

NON-UNITED STATES HOLDERS

     This discussion applies to you if you are a "non-United States Holder." A "non-United States Holder" is a beneficial owner of a debt security that is not a United States Holder.

  Interest and OID

     If you are a non-United States Holder of debt securities, payments of interest (including OID, if any) that we make to you will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for one of the exceptions described below.

     Subject to the discussion of backup withholding below, no withholding of United States federal income tax will be required with respect to payments we make to you of interest (including OID, if any) provided that:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

     - you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business or a controlled foreign corporation that is related to us through stock ownership;

     - such interest is not contingent on our profits, revenues, dividends or changes in the value of our property nor is it otherwise described in
       Section 871(h)(4) of the Code; and

     - you have provided the required certifications as set forth in Section 871(h) and Section 881(c) of the Code.

     To qualify for the exemption from withholding tax with respect to registered debt securities, the last United States person in the chain of payment prior to a payment to a non-United States Holder (the "Withholding Agent") must have received in the year in which a payment of principal or interest occurs, or in one of the three preceding years, a statement that:

     - is signed by you under penalties of perjury;

     - certifies that you are the beneficial owner and are not a United States Holder; and

     - provides your name and address.

     This statement may be made on a Form W-8BEN or a substantially similar substitute form and you must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. Under certain circumstances, a Withholding Agent is allowed to rely on a Form W-8IMY or other similar document furnished by a financial institution or other intermediary on your behalf without having to obtain a Form W-8BEN from you. Subject to certain exceptions, a payment to a foreign partnership or to certain foreign trusts is treated as a payment directly to the foreign partners or the trust beneficiaries, as the case may be.

     If you are engaged in a United States trade or business and interest received by you on a debt security is effectively connected with your conduct of such trade or business, you will be exempt from the withholding of United States federal income tax described above, provided you have furnished the Withholding Agent with a Form W-8ECI or substantially similar substitute form stating that interest on the debt security is effectively connected with your conduct of a trade or business in the United States. In such a case, you will be subject to tax on interest you receive on a net income basis in the same manner as if you were a United States Holder. If you are a corporation, effectively connected income may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

     If you are not eligible for relief under one of the exceptions described above, you may nonetheless qualify for an exemption from, or a reduced rate of, United States federal income and withholding tax under a United States income tax treaty. In general, this exemption or reduced rate of tax applies only if you provide a properly completed Form W-8BEN or substantially similar form to the Withholding Agent claiming benefits under an applicable income tax treaty.

  Sale, Exchange or Retirement of Debt Securities

     You generally will not be subject to United States federal income tax on any gain realized upon your sale or other disposition of debt securities unless:

     - the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain); or

     - you are an individual, you hold your debt securities as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty.

     Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

  Backup Withholding and Information Reporting

     Backup withholding tax and certain information reporting requirements may apply to certain payments we make to you of principal of and interest (including OID, if any) or premium (if any) on, and proceeds of your sale or exchange before maturity of, a debt security. Backup withholding and information reporting will not apply to payments we make to you if you have provided under penalties of perjury the required certification of your non-United States person status discussed above (provided that we do not have actual knowledge or reason to know that you are a United States Holder) or if you are an exempt recipient, such as a corporation or a financial institution.

     If payments of principal, interest or premium (if any) on a debt security are made to your custodian, nominee or agent, information reporting may be required. Information reporting generally will be required on payments made outside the United States by your custodian, nominee or agent if such custodian, nominee or agent is:

     - a United States person;

     - a foreign person 50% or more of whose gross income for certain specified periods is effectively connected with the conduct of a trade or business in the United States;

     - a foreign partnership that at any time during its taxable year is more than 50% (by income or capital interest) owned by United States persons or engaged in the conduct of a United States trade or business;

     - a controlled foreign corporation for United States federal income tax purposes; or

     - a United States branch of a foreign bank or a foreign insurance company for United States federal income tax purposes,

(any of the above, a "U.S. controlled person"). However, information reporting will not be required in such a case if your custodian, nominee or agent obtains a withholding certificate or other appropriate documentary evidence establishing that you are not a United States person and does not have actual knowledge or reason to know that the information contained therein is false, or you are exempt recipient eligible for an exemption from information reporting. If information reporting is required in these circumstances, backup withholding will be required only if such custodian, nominee or agent has actual knowledge that you are a United States Holder.

     If you sell or redeem a debt security through a United States broker or the United States office of a foreign broker, the proceeds from such sale or redemption will be subject to information reporting, and backup withholding will be required unless you provide a withholding certificate or other appropriate documentary evidence to the broker and such broker does not have actual knowledge or reason to know that you are a United States Holder, or you are an exempt recipient eligible for an exemption from information reporting. If you sell or redeem a debt security through the foreign office of a broker who is a United States person or a U.S. controlled person, the proceeds from such sale or redemption will be subject to information reporting unless you provide to such broker a withholding certificate or other documentary evidence establishing that you are not a United States Holder and such broker does not have actual knowledge or reason to know that such evidence is false, or you are an exempt recipient eligible for an exemption from information reporting. In circumstances where information reporting by the foreign office of such a broker is required, backup withholding will be required only if the broker has actual knowledge that you are a United States Holder.

  Estate Tax

     A debt security held by an individual who at the time of death is a non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such debt security are not effectively connected with such individual's conduct of a United States trade or business. Recently enacted legislation reduces the maximum federal estate tax rate over an 8-year period beginning in 2002 and eliminates the tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, these amendments will expire and the federal estate tax provisions in effect immediately prior to 2002 will be restored for estates of decedents dying after December 31, 2010.

                              PLAN OF DISTRIBUTION

     We may sell debt securities and debt warrants from time to time:

     - directly to purchasers;

     - through agents;

     - through underwriters or dealers; or

     - through a combination of these methods.

GENERAL

     Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered debt securities and debt warrants may be "underwriters" as defined in the Securities Act of 1933, as amended. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered debt securities and debt warrants may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement. Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with this offering.

DIRECT SALES

     We may choose to sell the offered debt securities and debt warrants directly. In this case, no agents or underwriters would be involved.

AGENTS

     We may designate agents to sell the debt securities and debt warrants. The agents will agree to use their best efforts to solicit purchasers for the period of their appointment.

UNDERWRITERS

     If underwriters are used in a sale, they will acquire the offered debt securities and debt warrants for their own account. The underwriters may resell the debt securities and debt warrants in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the debt securities and debt warrants to the public through an underwriting syndicate or through a single underwriter.

     Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered debt securities and debt warrants will be subject to certain conditions contained in an underwriting agreement that we and the underwriters will enter into. The underwriters will be obligated to purchase all other debt securities and debt warrants of the series offered if any of the debt securities and debt warrants are purchased, unless the applicable prospectus supplement says otherwise. Any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

DEALERS

     We may sell the offered securities and debt warrants to dealers as principals, who may then resell such debt securities and debt warrants to the public either at varying prices determined by such dealers or at a fixed offering price agreed to with us.

INSTITUTIONAL PURCHASES

     We may authorize agents, underwriters or dealers to solicit certain institutional investors to purchase offered debt securities and debt warrants on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate amount of the particular debt securities or debt warrants that may be sold pursuant to such arrangements. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitation.

     We will enter into such delayed delivery contracts only with institutional purchasers that we approve. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, as well as other institutions that we may approve.

     The obligations of any purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions except that:

     - such purchase shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

     - if the particular debt securities are being sold to underwriters, we will have sold to such underwriters the total amount of such debt securities and debt warrants less the amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of delayed delivery and payment arrangements, our performance or performance of institutional investors under these arrangements.

REMARKETING TRANSACTIONS

     We may also sell offered debt securities and debt warrants that we have purchased, redeemed or repaid through one or more remarketing firms acting as principals for their own accounts or as our agents. The applicable prospectus supplement will identify any remarketing firms and describe the terms of our agreement with them and their compensation. Remarketing firms may be deemed to be underwriters of the offered securities under the Securities Act.

INDEMNIFICATION

     We may have indemnification or contribution agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

BEARER SECURITIES

     Each agent, underwriter, and dealer participating in the distribution of any debt securities that are issuable as bearer securities will agree that it will not offer, sell or deliver, directly or indirectly, bearer securities in the United States or to United States persons, other than qualifying financial institutions, in connection with the original issuance of such debt securities.

MARKET MAKING, STABILIZATION AND OTHER TRANSACTIONS

     Each series of offered debt securities and debt warrants will be a new issue and will have no established trading market. We may elect to list any series of offered debt securities on an exchange. Any underwriters that we use in the sale of offered debt securities and debt warrants may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure that the debt securities and debt warrants will have a liquid trading market.

     Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

                                    EXPERTS

     Our combined financial statements at December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, and the related financial statement schedule incorporated by reference in this prospectus from our Current Report on Form 8-K, dated August 10, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Nabisco at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus from our Current Report on Form 8-K, dated August 10, 2001, have been audited by Deloitte & Touche LLP, independent auditors, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Hunton & Williams, New York, New York, will issue an opinion as to the legality of the debt securities and debt warrants that we are offering in this prospectus. We will also provide in the applicable prospectus supplement the name of counsel that will issue an opinion as to certain legal matters for any agents, underwriters or dealers.

                      PRINCIPAL OFFICE OF KRAFT FOODS INC.

                               Three Lakes Drive
                           Northfield, Illinois 60093

                          TRUSTEE AND PRINCIPAL AGENT

                            The Chase Manhattan Bank
                                270 Park Avenue
                            New York, New York 10017

                   LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

                      Chase Manhattan Bank Luxembourg S.A.
                                 5, Rue Plaetis
                               L-2338 Luxembourg

                                 LEGAL ADVISORS

        TO KRAFT                    TO KRAFT               TO THE UNDERWRITERS
AS TO MATTERS OF UNITED  AS TO MATTERS OF UNITED STATES  AS TO MATTERS OF UNITED
       STATES LAW            FEDERAL INCOME TAX LAW             STATES LAW

   Hunton & Williams      Sutherland Asbill & Brennan   Simpson Thacher & Bartlett
    200 Park Avenue                   LLP                  425 Lexington Avenue
New York, New York 10166  1275 Pennsylvania Avenue NW    New York, New York 10017
                             Washington, D.C. 20004

                            INDEPENDENT ACCOUNTANTS

                                    TO KRAFT

                           PricewaterhouseCoopers LLP
                             200 E. Randolph Drive
                            Chicago, Illinois 60601

                                 LISTING AGENT

                         Banque Generale du Luxembourg
                            50, avenue J.F. Kennedy
                               L-2951 Luxembourg

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                                KRAFT FOODS INC.

                                 $1,250,000,000
                             4 5/8% NOTES DUE 2006

                                 $2,000,000,000
                             5 5/8% NOTES DUE 2011

                                  $750,000,000
                             6 1/2% NOTES DUE 2031

                                  [KRAFT LOGO]

             JPMORGAN                               LEHMAN BROTHERS

                             ABN AMRO INCORPORATED
                                  BNP PARIBAS
                           DEUTSCHE BANC ALEX. BROWN
                                      HSBC
                              SALOMON SMITH BARNEY
                             SG INVESTMENT BANKING

                         BANC ONE CAPITAL MARKETS, INC.
                          ORMES CAPITAL MARKETS, INC.
                           MURIEL SIEBERT & CO., INC.
                        THE WILLIAMS CAPITAL GROUP, L.P.

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